     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 2005

                                                     REGISTRATION NO. 333-118406
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                AMENDMENT NO. 2
                                       TO

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                            WILD OATS MARKETS, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

                          DELAWARE                                                    84-1100630
              (State or Other Jurisdiction of                                      (I.R.S. Employer
               Organization or Incorporation)                                   Identification Number)

                               3375 MITCHELL LANE
                            BOULDER, COLORADO 80301
                                 (303) 440-5220
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                             ---------------------
                              FREYA R. BRIER, ESQ.
             SENIOR VICE PRESIDENT, REAL ESTATE AND GENERAL COUNSEL
                            WILD OATS MARKETS, INC.
                               3375 MITCHELL LANE
                            BOULDER, COLORADO 80301
                                 (303) 440-5220
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ---------------------
                                WITH COPIES TO:

                             RANDALL H. DOUD, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               FOUR TIMES SQUARE
                         NEW YORK, NEW YORK 10036-6522
                                 (212) 735-3000
                             ---------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time following the effectiveness of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
           TITLE OF EACH CLASS OF                    AMOUNT              OFFERING            AGGREGATE           REGISTRATION
         SECURITIES TO BE REGISTERED            TO BE REGISTERED    PRICE PER SECURITY     OFFERING PRICE           FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
3.25% Convertible Senior Debentures due
  2034.......................................   $115,000,000(1)          100%(2)          $115,000,000(2)         $14,570.50
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per share.....     1,332,649(5)          $10.315(6)           $10.315(6)          $1,617.94(7)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Represents the sum of the $100.0 million aggregate principal amount of 3.25% Convertible Senior Debentures due 2034 issued on June 1, 2004 and the additional $15.0 million aggregate principal amount of 3.25% Convertible Senior Debentures due 2034 issued on June 10, 2004.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(i) under the Securities Act, exclusive of accrued interest, if any.

(3) Previously paid.

(4) Represents 1,332,649 shares of common stock owned by Perry D. Odak, the Chief Executive Officer of the registrant. This number of shares does not reflect the indeterminate number of shares that may be issued, based on the price of the common stock at the time of any future conversion, in consideration for amounts in excess of the principal amount.

(5) Includes preferred share purchase rights, which are associated with and trade with the common stock. The value, if any, attributable to the rights is reflected in the market price of the common stock. No additional registration fee is required.

(6) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the registrant's common stock on the NASDAQ National Market on May 16, 2005.

(7) Represents the amount of the registration fee paid with respect to the 1,332,649 shares of common stock owned by Mr. Odak. Pursuant to Rule 457(i) under the Securities Act of 1933, no registration fee is payable with respect to the 6,498,639 shares of common stock issuable upon conversion of the 3.25% Convertible Senior Debentures due 2034 because no additional consideration will be received by the registrant upon conversion of the 3.25% Convertible Senior Debentures due 2034.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO THE SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JULY 14, 2005
PROSPECTUS

(WILD OATS MARKETS, INC. LOGO)
WILD OATS MARKETS, INC.
$115,000,000 3.25% CONVERTIBLE SENIOR DEBENTURES DUE 2034
AND
THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES
AND
1,332,649 ADDITIONAL SHARES OF COMMON STOCK

This prospectus relates to the resale by various selling securityholders of $115,000,000 aggregate principal amount of our 3.25% senior convertible debentures due 2034 and shares of our common stock into which the debentures are convertible. The debentures and shares of our common stock into which the debentures are convertible are being registered pursuant to an agreement with the initial purchasers of the debentures. This prospectus also relates to the resale by Perry D. Odak, our Chief Executive Officer, of up to 1,332,649 shares of common stock, which shares of common stock are being registered in connection with a stock purchase agreement with Mr. Odak. The debentures, the shares of common stock into which the debentures are convertible and the shares of common stock being registered by Mr. Odak are together referred to in this prospectus as the offered securities. The offered securities may be offered and sold from time to time by the securityholders specified in this prospectus or their successors in interest who have been identified in an amendment or supplement to this prospectus. See "Selling securityholders" beginning on page 63.

The debentures have a principal amount of $1,000 per debenture and bear regular interest at the annual rate of 3.25% until May 15, 2011, payable on May 15 and November 15 of each year, beginning on November 15, 2004. After May 15, 2011, we will not pay regular interest on the debentures. On May 15, 2034, the maturity date of the debentures, holders will receive the principal amount of $1,000 per debenture. We will pay contingent interest to the holders of the debentures for the period commencing May 20, 2011 and ending November 14, 2011 if the average trading price of a debenture for each of the last five trading days immediately preceding May 20, 2011 equals 125% or more of the principal amount of the debenture. Thereafter, we will pay additional contingent interest during a six-month interest period if the average trading price of the debentures during the five trading-day period immediately preceding the first day of the interest period equals or exceeds 125% of the principal amount of the debentures.

Holders may convert the debentures into shares of our common stock prior to stated maturity under certain circumstances described in this prospectus. We have made an irrevocable election to pay the principal amount of Debentures in cash upon conversion, however we retain the ability to satisfy the remainder of any conversion payment, in cash or a combination of cash and common stock.

On or after May 20, 2011, we may redeem the debentures in whole or in part at any time for a redemption price in cash equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest (including contingent interest and additional amounts, if any) to, but excluding, the redemption date.

The conversion rate is currently 56.5099 shares of our common stock per $1,000 principal amount of debentures, which is equivalent to a conversion price of approximately $17.70 per share of common stock. The conversion rate is subject to adjustment upon the occurrence of specified events.

The debentures are subject to United States federal income tax rules applicable to contingent payment debt instruments. See "Material United States federal income tax consequences" beginning on page 56.

The selling securityholders will receive all of the proceeds from the sale of the securities under this prospectus. We will not receive any proceeds from the sale of securities under this prospectus by the selling securityholders.

We will bear the expenses in connection with the offering, including filing fees and our legal and accounting fees, estimated at $3,000,000.

Our common stock is listed on the NASDAQ National Market under the symbol "OATS." On July 13, 2005, the last reported sale price of the common stock on the NASDAQ National Market was $12.39.

The debentures are not listed on any securities exchange or approved for quotation through any automated system.

INVESTING IN OUR DEBENTURES AND COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2005.

                               TABLE OF CONTENTS

Summary...............................    1
Risk factors..........................    7
Special note regarding forward-looking
  statements..........................   19
Use of proceeds.......................   20
Ratio of earnings to fixed charges....   21
Dividend policy.......................   22
Description of the debentures.........   23
Registration rights...................   47
Book-entry system.....................   50
Description of capital stock..........   52
Material United States federal income
  tax consequences....................   55
Selling securityholders...............   62
Plan of distribution..................   67
Legal matters.........................   70
Experts...............................   70
Where you can find more information...   71

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE OFFERED SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS AND THE INFORMATION IN THE DOCUMENTS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SPEAKS ONLY AS OF THE RESPECTIVE DATES THOSE DOCUMENTS WERE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION").

                                    SUMMARY

This summary contains basic information about us and this offering and summarizes the material information contained in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus and all the information that it incorporates by reference carefully, including the section entitled "Risk Factors", and our consolidated financial statements, the related notes and the management's discussion and analysis of our financial condition and results of operations for the periods covered by those financial statements, all of which are incorporated by reference into this prospectus, before making an investment decision.

Generally, in this prospectus, unless the context indicates otherwise, "we," "us" and "our" refer to Wild Oats Markets, Inc. and its consolidated subsidiaries. For purposes of the description of the debentures included in this prospectus, references to "the company," "issuer," "Wild Oats," "us," "we" and "our" refer only to Wild Oats Markets, Inc. and do not include our subsidiaries.

                            WILD OATS MARKETS, INC.

OVERVIEW

We are one of the largest natural foods supermarket chains in North America. As of July 13, 2005, we operated 111 natural foods stores in 24 states and British Columbia, Canada under several names, including:

        -- Wild Oats Natural Marketplace (nationwide)

        -- Henry's Farmers Market (Southern California and Phoenix, Arizona)

        -- Sun Harvest Farms (Texas)

        -- Capers Community Market (British Columbia, Canada)

We are dedicated to providing a broad selection of natural, organic and gourmet foods, environmentally friendly household products and an extensive selection of natural vitamins, supplements, herbal and homeopathic remedies and body care products at competitive prices, in an inviting and educational store environment that emphasizes customer service. Wild Oats provides its customers with a one-stop, full-service shopping alternative to both conventional supermarkets and traditional health food stores, with an emphasis on fresh foods, product education and information on wellness issues. Our comprehensive selection of natural and organic products appeals to health-conscious shoppers while offering virtually every product category found in a conventional supermarket. We believe that our market positioning, coupled with industry data that states that the natural products industry currently comprises less than 5% of the total grocery industry, offers significant potential for us to continue to expand our customer base.

Moreover, retail sales of natural products have substantially grown over the past decade, while sales growth in the traditional grocery industry has remained relatively flat over the same period. We believe that this growth reflects a broadening of the natural products consumer base, which is being propelled by several factors, including healthier eating patterns, increasing concern regarding food purity and safety, and greater environmental awareness.

We were incorporated in Colorado in 1987, reincorporated in Delaware in 1993 and completed our initial public offering on October 22, 1996. Our sales grew from $969.2 million in fiscal 2003 to a record $1.048 billion in fiscal 2004, an overall sales growth of 8.1%. Our improvements in sales resulted from the opening of twelve new stores, for a net store base increase of five stores, nationwide increases in comparable store sales resulting from a number of successful operational, merchandising and marketing initiatives and the positive impact on us of an extensive strike at conventional grocery retailers in southern California beginning in October 2003.

Fiscal 2004 was a year in which many of the initiatives we commenced in 2001 and 2002 were refined and fully implemented. These initiatives included:

        -- refinement of our growth strategy;

        -- focus on brand awareness; and

        -- use of new information technology systems.

In 2005, we plan to build brand awareness through sales of new and relaunched branded private label products, to expand our product selection to increase appeal to the speciality food shopper and leverage efficiencies created by investments in management information systems.

Wild Oats Markets, Inc. is a Delaware corporation. Our principal executive offices are located at 3375 Mitchell Lane, Boulder, Colorado 80301, and our telephone number at that address is (303) 440-5220. Our Web site is located at www.wildoats.com. The content of this Web site and any other Web sites identified in this prospectus are not incorporated by reference into this prospectus.

                           SUMMARY OF THE DEBENTURES

ISSUER..................Wild Oats Markets, Inc., a Delaware corporation.

SECURITIES OFFERED......$115,000,000   principal  amount  of  3.25%  Convertible
                        Senior Debentures due 2034.

MATURITY DATE...........May 15,  2034,  unless earlier  converted,  redeemed  or repurchased.

RANKING.................The   debentures   are   our   direct,   unsecured   and
                        unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our future subordinated indebtedness. The debentures effectively rank junior to any of our secured indebtedness. The debentures are structurally subordinated to all liabilities of our subsidiaries, including our subsidiaries' guarantees of our indebtedness. See "Description of Debentures -- Ranking" beginning on page 24.

INTEREST................3.25%  per  annum  on  the  principal  amount,   payable
                        semiannually in arrears on May 15 and November 15 of each year, beginning November 15, 2004. We will not pay regular interest on the debentures after May 15, 2011.

CONTINGENT INTEREST.....We  will pay contingent  interest to the  holders of the debentures commencing May 20, 2011 and ending November 14, 2011 if the average trading price of a debenture equals 125% or more of the principal amount of the debenture during certain measurement periods. See "Description of Debentures -- Contingent Interest" beginning on page 24.

CONVERSION RIGHTS.......You may convert the debentures into the right to receive a cash payment for the principal amount and either cash or stock for any remaining conversion amount at a conversion rate of 56.5099 shares per $1,000 principal amount of debentures (equal to a conversion price of approximately $17.70 per share of common stock), subject to adjustment, if certain events occur. See "Description of Debentures -- Conversion Rights" beginning on page 26.

                        Upon conversion, we will pay the principal amount of the Debentures converted in cash, and any remaining amount in cash or a combination of cash and shares of our common stock. See "Description of the debentures--Conversion rights--Payment upon conversion" beginning on page 28.

SINKING FUND............None.

OPTIONAL REDEMPTION.....Prior  to  May  20,  2011, the  debentures  will  not be redeemable. On or after May 20, 2011, we may redeem for cash some or all of the debentures, at any time and from time to time, upon at least 30 and no more than 60 days' notice for a price equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest (including contingent interest, if any) to but excluding the redemption date.

REPURCHASE OF
DEBENTURES BY US AT
THE OPTION OF THE
HOLDER..................You may require  us to  repurchase some or  all of  your debentures for cash on May 15, 2011, May 15, 2014 and May 15, 2024 at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued and unpaid interest (including contingent interest, if any) to but excluding the applicable repurchase date.

FUNDAMENTAL CHANGE......If we undergo a fundamental  change (as defined in  this prospectus) prior to maturity, you will have the right, at your option, to require us to repurchase some or all of your debentures for cash at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued and unpaid interest (including contingent interest, if any) to but excluding the applicable repurchase date. In addition, following certain fundamental changes, we will pay to all holders of debentures a make-whole premium which may be paid in cash, shares of common stock or a combination thereof.

REGISTRATION RIGHTS.....Pursuant  to  a  registration rights  agreement  that we entered into in connection with the private offering of the debentures in June 2004, we have filed a shelf registration statement under the Securities Act of 1933, as amended (the "Securities Act"), relating to the resale of the debentures and the common stock issuable upon conversion of the debentures. The shares offered by Perry D. Odak, our Chief Executive Officer, are included in this prospectus in connection with a restricted stock purchase agreement entered into with Mr. Odak in March 2001. This prospectus constitutes a part of that shelf registration statement. We filed the shelf registration statement solely to permit the resale of offered securities, and investors who purchase debentures or shares of common stock from selling securityholders in this offering will not be entitled to any registration rights under the registration rights agreement. In addition, under the registration rights agreement relating to the private offering of the debentures, selling securityholders may be required to discontinue the sale or other disposition of debentures and shares of common stock issued upon conversion of debentures pursuant to the shelf registration statement and to discontinue the use of this prospectus under certain circumstances specified in the registration rights agreement.

UNITED STATES FEDERAL
INCOME TAX
CONSEQUENCES............Under the indenture  governing the  debentures, we  have agreed, and by acceptance of a beneficial interest in a debenture each holder of a debenture is deemed to have agreed, to treat the debentures as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. See "Material United States federal income tax consequences" beginning on page 56.

USE OF PROCEEDS.........The selling securityholders will receive all of the  net proceeds from the sale of the debentures. We will not receive any of the proceeds from the sale of any of the debentures.

BOOK-ENTRY FORM.........The  debentures are  issued in  book-entry form  and are represented by global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures are shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances.

TRADING.................We issued  the  debentures in  June  2004 in  a  private offering. Prior to such offering there was no trading market for the debentures. Although the initial purchasers advised us at the time of that offering that they intended to make a market in the debentures, they are not obligated to do so and may discontinue such market making at any time without notice. There is no public market for the debentures and we do not intend to apply for listing of the debentures on any securities exchange or for quotation of the debentures through any automated quotation system. The debentures issued to qualified institutional buyers in the June 2004 offering currently trade on the PORTAL market. However, once debentures are sold under this prospectus, those debentures will no longer trade on the PORTAL market.

                          SUMMARY OF THE COMMON STOCK

ISSUER..................Wild Oats Markets, Inc., a Delaware corporation.

SECURITIES OFFERED......Up to 1,332,649 shares of common stock are being offered by Perry D. Odak, our Chief Executive Officer. The shares offered by Mr. Odak are included in this prospectus in connection with a restricted stock purchase agreement entered into with Mr. Odak in March 2001. The Board of Directors of the Company determined to include Mr. Odak's shares of the Company's common stock in this registration. The stock purchase agreement with Mr. Odak does not provide for such piggyback registration of Mr. Odak's shares as a matter of right under these circumstances, but does provide that the Board of Directors of the Company can be relieved of its obligation to register such shares for any reason by providing notice of such determination to Mr. Odak. Mr. Odak has informed the Board of Directors of the Company that his request to register his shares is a matter of convenience, and not evidence of present intent to sell such shares.

SHARES OUTSTANDING......We  are authorized to issue, without further stockholder action under Delaware law, up to 60,000,000 shares of common stock, of which 28,672,750 shares were outstanding, 1,977,800 shares were held as treasury stock, 2,515,866 were reserved for issuance upon the exercise of outstanding options as of July 12, 2005.

                        We are also authorized to issue, without stockholder approval, 5,000,000 shares of preferred stock, none of which were outstanding as of July 12, 2005, in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of the common stock.

DIVIDENDS...............We currently  intend to  retain any  future earnings  to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

REGISTRATION RIGHTS.....See "--Summary of  the debentures--Registration  rights"
                        on page 5 for a description of the registration rights relating to the common stock.

USE OF PROCEEDS.........The selling securityholders will receive all of the  net proceeds from the sale of shares of common stock. We will not receive any of the proceeds from the sale of shares of common stock.

TRADING.................The common stock is listed on the NASDAQ National Market under the symbol "OATS." On July 13, 2005, the last reported sale price of the common stock on the NASDAQ National Market was $12.39.

                                  RISK FACTORS

An investment in the debentures involves a high degree of risk. You should carefully consider the following factors, in addition to the other information contained in this prospectus, in deciding whether to invest in the debentures. This prospectus contains forward-looking statements that involve risk and uncertainties. Our actual results may differ significantly from the result discussed in the forward-looking statements. Factors that might cause such differences include those discussed below.

RISK RELATED TO OUR BUSINESS

OUR QUARTERLY FINANCIAL RESULTS AND OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY AFFECT OUR CASH FLOW FROM OPERATIONS, OUR FUTURE ABILITY TO RAISE PROCEEDS FROM EQUITY FINANCINGS OR BORROWINGS, OR OUR ABILITY TO OBTAIN NEW STORE LOCATIONS ON FAVORABLE ECONOMIC TERMS.

Our quarterly financial results of operations may differ materially from quarter to quarter for a variety of reasons, including the timing and success of new store openings, overall store performance, changes in the economy, seasonality and the timing of holidays, significant increases or decreases in prices for or availability of goods and services, competitive pressure and labor disturbances, as well as other factors mentioned in this section.

Our stock price has been and continues to be fairly volatile. Our stock price is affected by our quarterly and yearly financial results, financial results of our major competitors and suppliers, general market and economic conditions and publicity about us, our competitors, our vendors or our industry. Volatility in our stock price may affect our future ability to raise proceeds from equity financings or borrowings, or to obtain new store sites on favorable economic terms.

OUR PAST COMPARABLE STORE SALES MAY NOT BE INDICATIVE OF FUTURE COMPARABLE STORE SALES OR INDICATIVE OF FUTURE PERFORMANCE.

A variety of factors affect our comparable store sales results, including, among others:

        -- the opening of stores by us or by our competitors in markets where we have existing stores;

        -- the relative proportion of new stores to mature stores;

        -- store remodelings;

        -- the timing of promotional events;

        -- our ability to implement our operating plans effectively;

        -- changes in consumer preferences for natural foods products; and

        -- general economic conditions.

Past increases in comparable store sales may not reflect future performance. Comparable store sales for any particular period may decrease in the future. Because of the factors listed above, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future financial performance. Fluctuations in our comparable store sales could cause the price of our common stock to fluctuate substantially.

INCREASED COMPETITION IN THE SALE OF NATURAL FOODS PRODUCTS COULD REDUCE OUR PROFITABILITY.

Our competitors currently include other independent and multi-unit natural foods supermarkets, smaller traditional natural foods stores, conventional supermarkets and specialty grocery stores. We believe that our primary competitor is Whole Foods Market, Inc., a national natural foods supermarket chain based in Texas, which, as of January 16, 2005, operated 166 stores in 28 states plus the District of Columbia, Canada and the United Kingdom and had annual sales of approximately $3.9 billion in its 2004 fiscal year. We directly compete with Whole Foods Market, Inc. in several states including California, Colorado, Florida, Illinois, Massachusetts, New Mexico and Texas (a total of 75% of our current total sales are in shared markets, as defined by a nationally recognized statistical survey firm). A number of other natural foods supermarkets offer a range of natural foods products similar to those we offer. While some competitors do not offer as full a range of products as we do, they do compete with us in some product categories.

Many of our competitors have been in business longer and have greater financial or marketing resources than we do. Our competitors also may be able to devote more funds and employees to securing suitable locations for new stores and to the sourcing, promotion and sale of their products. In addition, should any of our competitors reduce prices, we may be required to reduce prices to remain competitive, which could result in lower sales and profitability. As we open stores in new geographic markets, our success will depend in part on our ability to gain market share from established competitors. Traditional and specialty grocery stores are expanding the amount of natural foods they carry and market, and therefore they now compete directly with us for products, customers and locations. We expect competition from both new and existing competitors to increase in our markets and we may not be able to compete effectively in the future, which could adversely affect our profitability.

ECONOMIC CONDITIONS MAY AFFECT US TO A GREATER DEGREE THAN OUR COMPETITORS AND, AS A RESULT, OUR RESULTS OF OPERATIONS COULD BE DISPROPORTIONATELY ADVERSELY AFFECTED.

Downturns in general economic conditions in communities, states, regions or the nation as a whole can negatively affect our results of operations. While purchases of food generally do not decrease in a slower economy, consumers may choose less expensive alternative sources for food purchases. In addition, downturns in the economy make the disposition of excess properties, for which we continue to pay rent and other carrying costs, substantially more difficult as the markets become saturated with vacant space and market rents decrease.

INFORMATIONAL PICKETING AND OTHER UNION ACTIVITIES MAY NEGATIVELY AFFECT OUR SALES.

From time to time, unions will attempt to organize employees or portions of the employee base at stores or our distribution or production facilities. Responses to organization attempts require substantial management and employee time and are disruptive to operations. A successful organizational effort could result in disruptions in our store operations and higher costs for salaries and benefits. In addition, from time to time certain of our stores may be subject to informational picketing by local trade unions. Our company has affirmatively endorsed social responsibility, as evidenced by our mission statement; informational picketing conflicting with our publicly expressed social stance may, therefore, disappoint customer expectations and thereby discourage customer traffic and lower sales volumes.

LOSS OF KEY PERSONNEL COULD DISRUPT OUR BUSINESS AND NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

We believe that our continued success will depend to a significant extent upon the leadership and performance of our key executive personnel, including:

        -- Perry D. Odak, our President and Chief Executive Officer;

        -- Robert Dimond, our Senior Vice President and Chief Financial Officer;

        -- Edward F. Dunlap, our Senior Vice President, Operations;

        -- Bruce M. Bowman, our Senior Vice President, Business Development;

        -- Stephen P. Kaczynski, our Senior Vice President, Merchandising and
           Marketing;

        -- Freya R. Brier, our Senior Vice President, Real Estate and General
           Counsel; and

        -- Peter F. Williams, our Vice President, Human Resources.

The loss of the services of these individuals or other of our key personnel could harm our operations. We do not maintain key person insurance on any of these personnel. Our continued success is also dependent upon our ability to attract and retain qualified executives to meet our future growth needs. We face intense competition for qualified executives, many of whom are subject to offers from competing employers. We may not be able to attract and retain key executive personnel as necessary to operate our business.

OUR GROWTH STRATEGY HAS PLACED, AND WILL CONTINUE TO PLACE, A SIGNIFICANT STRAIN ON OUR MANAGEMENT, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO EXECUTE AND MANAGE OUR BUSINESS STRATEGY IN A TIMELY FASHION.

Although we believe that we have the management, operational and information systems, distribution infrastructure and other resources required to implement our growth strategy, we may not be able to execute our new store expansion plans within the expected time frame. Our continued growth may place a significant strain on our management, our ability to distribute products to our stores, working capital and financial and management control systems. In order for us to manage our expanding store base successfully, our management will be required to anticipate the changing demands of our growing operations and to adapt systems and procedures accordingly. If we are not able to do so, our business, sales and overall profitability will be materially and negatively affected.

DISRUPTIONS OF PRODUCT SUPPLY COULD REDUCE STORE SALES AND PROFITABILITY AND DISRUPT OUR OPERATIONS.

Our business is dependent on our ability to buy products on a timely basis and at competitive prices from a small number of distributors and from a large number of relatively small vendors. In the fourth quarter of fiscal 2003, we announced that we and Tree of Life, Inc. ("TOL"), our previous primary distributor, would be terminating that relationship and that we would be converting a secondary contract with United Natural Foods, Inc. ("UNFI") to a primary relationship. We entered into a new primary distribution agreement with UNFI in January 2004. The distribution arrangement, which commenced effective April 1, 2004, has a five-year term. Under the terms of the new agreement, we are obligated to purchase a majority of certain specified categories of goods for sale in our U.S. stores from UNFI, except in certain defined circumstances. We believe UNFI has sufficient warehouse capacity and distribution technology to service our existing stores' distribution needs for natural foods and products as well as the needs of new stores in the future. The transition to UNFI from TOL was completed by the end of the first fiscal quarter of 2004.

To date, the transition has not resulted in any unusual or unexpected disruptions in product supply. However, from time to time we have experienced a shortage of private label products. Since private label products generally return a higher margin, this shortage has resulted in the loss of more profitable sales. We may also experience additional short term disruptions in delivery of goods as the transition is completed, resulting in reduced sales. We will have no other material supply contracts with our vendors, who could discontinue selling to us at any time. Although we believe that we could develop alternative sources of supply, any such termination may create a short-term disruption in store-level merchandise selection, resulting in reduced sales. Any significant disruption in the supply of goods could have a material impact on our overall sales volume, cost of goods and our profitability. We may not be able to negotiate future supply agreements with this or other distributors on terms favorable to us, if at all.

In February 2004, we transitioned from two older warehouse facilities to our new perishables distribution facility in Riverside, California. Some start-up issues resulted in sales disruptions to 22 stores then being serviced from the facility. These disruptions were exacerbated by produce volume volatility caused by the end of the California grocery strike. Continued problems at such facility could result in negative sales impacts at the 72 stores currently being serviced from the facility.

CHANGES IN GOVERNMENT REGULATION COULD INCREASE OUR COSTS AND REDUCE OUR OPERATING RESULTS.

We are subject to many laws, regulations and ordinances at the local, state and national level and problems or failures to comply with these laws could negatively affect our store sales and operations, or could delay the opening of a new store. Such laws regulate our operations and include the following:

        -- state and federal wage and hour laws, which may result in increased minimum wage levels, require payment of overtime to salaried employees and increase employee benefits costs;

        -- National Organic Program regulations promulgated by the United States
           Department of Agriculture, which may require different handling of certain products or the exclusion of certain products from the definition of "organic," each of which could limit available product supply, increase costs or reduce revenues;

        -- state and federal health and sanitation regulations, which may require substantial equipment or tenant improvement modifications at added expense to existing or newly constructed stores, substantially increase labor costs and costs of food preparation and handling, or impact the ability of our kitchens and commissaries to supply products across state lines to our other stores;

        -- local, state and federal regulations regarding the availability of liquor licenses and the restrictions on the permitted locations and hours for liquor sales, which may reduce sales at certain stores; and

        -- local land use regulations and zoning restrictions, which may impact hours of operation at certain stores, restrict our ability to receive shipments of products during non-retail hours, and inhibit our ability to provide certain services or products, resulting in diminished revenues and increased direct store operating costs.

For example, approximately 17% of our total sales in fiscal 2003 came from our Holistic Health department, which sells vitamins, supplements, herbal products, and body care and fitness products. There have been proposals for modifications to existing laws on a national level to restrict sales of certain supplement products or to regulate information available to consumers regarding these products, as well as recent bans from the U.S. Food and Drug Administration on the sale of certain products.

Modifications in existing laws and the implementation of new laws governing components of our business operations may be triggered by consumer and regulatory concerns regarding food safety issues, new technology or competitive pressures. Such modifications could require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, increased risk of litigation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling and/or scientific substantiation. Any of these requirements could harm our sales volume, costs of goods and direct store expenses. In addition, from time to time we are audited by various governmental agencies for compliance with existing laws, and we could be subject to fines or operational modifications as a result of noncompliance.

SUCCESSFULLY OPENING AND OPERATING NEW STORES IS A CRITICAL COMPONENT OF OUR GROWTH STRATEGY AND IF WE ARE UNABLE TO DO SO OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

We have grown considerably in size and geographic scope since 1992. From the beginning of 1997 through 2004, we added 48 net new and acquired stores to our store base. We plan to continue growing, primarily through the opening of new stores. As of May 15, 2005, we operated 111 natural foods stores. To date in fiscal 2005, we have added four net new stores to our store base. In the remainder of fiscal 2005, we expect to add up to six additional stores to our store base.

We look to add stores (i) in those markets where we are currently the major natural and organic food retailer, (ii) where we can obtain locations that we believe will lead to an increased number of customers without placing substantial competitive pressure on our existing stores, and (iii) where our store locations intercept a majority of customers and thereby may discourage competitors from placing new stores in the market. If we are unable to successfully open and operate new stores our growth strategy will be restricted and our operating results will be harmed. Our growth strategy may be limited by the obligation to maintain a certain percentage of minimum excess availability as defined in our credit facility with Bank of America, N.A., as agent, which is referred to as a Loan and Security Agreement and is dated as of March 31, 2005. Excess availability is the difference between the borrowing base and the amounts outstanding under the credit facility, including letters of credit, commonly expressed as a percentage of the borrowing base. The borrowing base is the lesser of $40,000,000 as calculated by the value of certain inventory, credit and receivables, invested cash and, at our discretion, mortgaged assets. We are required under our credit facility to maintain a minimum amount of excess availability, which would not be available for our use.

Our ability to successfully open and operate new stores depends on many factors, including our ability to:

        -- identify areas of the country that meet our criteria for new store sites;

        -- locate suitable store sites and negotiate acceptable lease terms;

        -- hire and train new personnel, including administrative and accounting personnel, departmental, regional and store managers, store employees and other personnel in our corporate organization;

        -- expand into areas of the country where we have no operating experience;

        -- obtain governmental and other third party consents, permits and licenses needed to operate new stores;

        -- integrate new stores into our existing operations;

        -- expand our existing systems or acquire and implement new systems, including information systems, hardware and software, and distribution infrastructure, to include new, relocated and acquired stores; and

        -- obtain adequate funding for operations.

The success of new stores depends on a number of factors, including our ability to identify target customers and place stores in areas convenient to those customers, as well as create and implement merchandising and marketing programs that are effective with our targeted customers. New stores build their sales volumes and refine their merchandise selection gradually and, as a result, generally have lower gross margins and higher operating expenses as a percentage of sales than more mature stores. We anticipate that the stores we opened in 2004 and will open in 2005 will experience operating losses for the first 12 to 18 months of operation or possibly longer, in accordance with historical trends, although certain stores are projected to incur operating losses for six to twelve months, and others are projected to incur losses for greater than 18 months. Additionally, we incur significant pre-opening expenses and, as a result, the opening of a significant number of new stores in a single period will negatively affect our operating results.

WE MAY GROW OUR BUSINESS THROUGH THE ACQUISITION OF OTHER STORES. GROWING OUR BUSINESS THROUGH ACQUISITIONS INVOLVES RISKS THAT COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS AND FINANCIAL RESULTS.

We will continue to consider acquisitions of natural foods retailers where attractive opportunities exist. Acquisitions of operating stores involve risks which could have a negative effect on our business and financial results such as:

        -- short-term declines in our reported operating results;

        -- diversion of management's attention;

        -- unanticipated problems or legal liabilities;

        -- inclusion of incompatible operations, particularly management information systems; and

        -- inexperience in operating different store formats.

Further, acquired stores, while generally profitable as of the acquisition date, initially generate lower gross margins and store contribution margins than our company average due to their substantially lower volume purchasing discounts and the integration of the acquired stores into our operating systems. Other factors that could cause acquired stores to perform at lower-than-expected levels include, among other things, difficulties in integrating existing employees, turnover of regional and store management, disruption of advertising, changes in product mix and delays in the integration of purchasing programs.

OUR REMODELING EFFORTS MAY CAUSE AN EXTENDED REDUCTION IN THE SALES VOLUMES OF OUR REMODELED STORES.

We completed the remodeling or remerchandising of 23 of our older stores in 2004, and plan to commence and complete remodels of four of our stores in 2005 with the goal of updating key store departments' components and fixtures, reorganizing products by sales velocity, reducing excess SKU counts in certain categories of products, adding in new fixtures and signage to introduce our new lines of private label vitamins, minerals and supplements and giving greater emphasis to produce, meat and seafood and grocery departments. In the first half of 2006, we plan to complete five major remodels and remerchandise a number of our stores. Remodels and remerchandising typically cause short-term disruption in sales volume and related increases in certain expenses as a percentage of sales, such as payroll. Current and future remodeled or remerchandised stores may experience sales disruptions and the related impact on earnings to a greater degree than we have projected.

LEGAL PROCEEDINGS AND RESULTS OF AUDITS COULD MATERIALLY IMPACT OUR RESULTS.

Because of the large number of hourly personnel we employ, we are party to a substantial number of legal proceedings including matters involving personnel and employment issues. We are also audited by state tax authorities and conduct self-audits of benefit plans, including administrative practices of such plans. An internal review of our 401(k) retirement plan administrative practices revealed certain errors. We have filed a voluntary correction plan with the Internal Revenue Service and, pending approval, will contribute to employees an estimated $1.2 million to correct underdeferrals and delayed eligibility and we have accrued for the same. Our operating results could be harmed by the decisions and expenses related to defending legal proceedings or as a result of corrections identified by such audits.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS IF PEOPLE ARE HARMED BY THE PRODUCTS WE SELL.

There is increasing governmental scrutiny of and public awareness regarding food safety. We believe that many customers choose to shop at our stores because of their interest in health, nutrition and food safety. We believe that our customers hold us to a higher standard than conventional supermarkets. The real or perceived sale of contaminated food products by us could result in decreased sales and product liability claims, which would harm our operating results.

INFORMATION SYSTEM UPGRADES OR INTEGRATIONS MAY DISRUPT OUR OPERATIONS OR FINANCIAL REPORTING.

We continually evaluate and upgrade our management information systems. We are currently testing or implementing a number of significant upgrades and additions to our systems, including labor scheduling, back door receiving and centralized price hosting of our farmers market stores. Although we do not anticipate any disruption in our operations or financial reporting as a result of system upgrades or new system implementation, there can be no assurance that such disruption will not occur or that the desired benefits from the system upgrades or new system implementation will be realized.

RISKS RELATED TO THE DEBENTURES

THE DEBENTURES ARE UNSECURED AND, THEREFORE, ARE EFFECTIVELY SUBORDINATED TO ANY OF OUR SECURED DEBT.

The debentures are not secured by any of our assets or those of our subsidiaries. As a result, the debentures are effectively subordinated to our existing secured debt, including obligations under our credit facility, as well as any secured debt that we may incur in the future. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the debentures.

AN ACTIVE TRADING MARKET FOR THE DEBENTURES MAY NOT DEVELOP.

We issued the debentures in June 2004 in a private offering made to "qualified institutional buyers," as defined in Rule 144A under the Securities Act. The offering was made through a group of investment banks, which we refer to as the "initial purchasers." Prior to that offering, there was no trading market for the debentures. Although the initial purchasers advised us at the time of that offering that they intended to make a market in the debentures, they are not obligated to do so and may discontinue such market making at any time without notice. Accordingly, there can be no assurance that any market for the debentures will develop or, if one does develop, that it will be maintained. If an active market for the debentures fails to develop or be sustained, the value of the debentures could be materially adversely affected.

There is no public market for the debentures and we do not intend to apply for listing of the debentures on any securities exchange or for quotation of the debentures through any automated quotation system. The debentures issued to qualified institutional buyers in the June 2004 offering currently trade on the PORTAL market. However, once debentures are sold under this prospectus, those debentures will no longer trade on the PORTAL market.

WE EXPECT THAT THE TRADING VALUE OF THE DEBENTURES WILL BE SIGNIFICANTLY AFFECTED BY THE PRICE OF OUR COMMON STOCK AND OTHER FACTORS.

The market price of the debentures is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the debentures than would be expected for nonconvertible debt securities. In addition, the debentures have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of our common stock into which a debenture would otherwise be convertible. These features could adversely affect the value and the trading price of the debentures.

OUR LEVEL OF LEVERAGE AND DEBT SERVICE OBLIGATIONS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS TO YOU UNDER THE DEBENTURES.

As of April 2, 2005, we had approximately $149.2 million of indebtedness outstanding, consisting of letters of credit under our credit facility, capital leases and our obligations under the debentures. We may not be able to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. We and our subsidiaries may also incur additional debt that may be secured.

Our level of debt and debt service obligations could have important effects on your investment in the debentures. These effects may include:

        -- making it more difficult for us to satisfy our obligations to you with respect to the debentures and our obligations to other persons with respect to our other debt;

        -- limiting our ability to obtain additional financing or renew existing financing at maturity on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

        -- increasing our vulnerability to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged;

        -- increasing our exposure to rising interest rates because a portion of our borrowings is at variable interest rates;

        -- reducing the availability of our cash flow to fund our working capital requirements, capital expenditures, acquisitions, investments and other general corporate requirements because we will be required to use a substantial portion of our cash flow to service debt obligations; and

        -- limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

Our ability to pay principal and interest on the debentures and to satisfy our other debt obligations will depend upon our future operating performance and the availability of refinancing debt. If we are unable to service our debt and fund our business, we may be forced to reduce or delay capital expenditures, seek additional debt financing or equity capital, restructure or refinance our debt or sell assets. We cannot assure you that we would be able to obtain additional financing, refinance existing debt or sell assets on satisfactory terms or at all.

OUR REPORTED EARNINGS PER SHARE MAY BE MORE VOLATILE BECAUSE OF THE CONVERSION CONTINGENCY PROVISION OF THE DEBENTURES.

Holders of the debentures may convert the debentures into our common stock upon the occurrence of certain events or conditions (including events related to the trading price of our common stock). Until any of these contingencies are met, the shares underlying the debentures will not be included in the calculation of reported earnings per share. Should any of these contingencies be met, reported earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the earnings per share calculation. An increase in volatility in our stock price could cause some of these conditions to be met in one quarter and not in a subsequent quarter, increasing the volatility of reported fully diluted earnings per share.

A CHANGE IN THE ACCOUNTING RULES RELATING TO THE MANNER OF DETERMINING THE NUMBER OF OUTSTANDING SHARES IN THE COMPUTATION OF OUR EARNINGS PER SHARE WILL CAUSE US TO INCLUDE THE SHARES ISSUABLE ON CONVERSION OF THE DEBENTURES IN CALCULATING EARNINGS PER SHARE IF THE EFFECT IS DILUTIVE, REGARDLESS OF WHETHER ANY CONVERSION CONTINGENCIES HAD BEEN MET.

The Emerging Issues Task Force of the Financial Accounting Standards Board has reached a consensus surrounding the accounting rules relating to the manner of determining the number of outstanding shares in the computation of our earnings per share regardless of the then current conversion price. This change causes us to include the shares issuable on conversion of the debentures in calculating earnings per share if the effect is dilutive, regardless of whether any conversion contingencies have been met. Including such shares in the diluted earnings per share calculation could reduce our diluted earnings per share, which in turn could adversely affect the market price of our common stock and, consequently, the value and trading price of the debentures. See "--We expect that the trading value of the debentures will be significantly affected by the price of our common stock and other factors" on page 15. Under the indenture governing the debentures, we have the right to, and we have, irrevocably elect to satisfy in cash 100% of the principal amount of the debentures converted after the date of such election, which should prevent the dilution in our diluted earnings per share for the principal amount. Amounts in excess of the principal can, however, still be settled in shares, thereby causing a dilution of earnings per share. The election could, however, additionally adversely affect us if we do not have adequate sources of cash from operations or from available borrowings to satisfy our obligations to make cash payments in respect of the debentures.

YOU WILL RECOGNIZE INCOME FOR FEDERAL INCOME TAX PURPOSES SIGNIFICANTLY IN EXCESS OF CURRENT CASH PAYMENTS.

We treat the debentures as contingent payment debt instruments subject to U.S. federal income tax rules applicable to contingent payment debt instruments. Under that treatment, if you acquire debentures, you will be required to include on an accrual basis (even if you are generally a cash method taxpayer) amounts in income significantly in excess of the stated interest on the debentures based in part on projected future contingent payments that may not ultimately materialize. Any gain you recognize (including any gain attributable to a conversion of the debentures) will generally be ordinary interest income; any loss will be ordinary loss to the extent of interest on the debentures previously included in income and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury regulations governing contingent payment debt instruments, and if our treatment were successfully challenged by the Internal Revenue Service, it might be determined that, among other things, you should have accrued interest income at a lower or higher rate, should not have recognized ordinary income upon the conversion, and should have recognized capital gain or loss, rather than ordinary income or loss upon a taxable disposition of the debentures. See "Material United States federal income tax consequences" beginning on page 56.

IF YOU HOLD DEBENTURES, YOU WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO OUR COMMON STOCK, BUT YOU WILL BE SUBJECT TO ANY CHANGES MADE WITH RESPECT TO OUR COMMON STOCK.

If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in connection with conversion of your debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery to you of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO REPURCHASE THE DEBENTURES UPON A FUNDAMENTAL CHANGE OR ON ANY OTHER REPURCHASE DATE, AS REQUIRED BY THE INDENTURE GOVERNING THE DEBENTURES.

On May 15 , 2011, May 15, 2014 and May 15, 2024, or following a fundamental change as described under "Description of debentures--Repurchase of debentures by us at the option of the holder upon a fundamental change," holders of debentures may require us to repurchase their debentures for cash. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then-existing indebtedness. Unless waived, a fundamental change could constitute an event of default under our credit facility. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the repurchase price in cash with respect to any debentures tendered by holders for repurchase on any of these dates or upon a fundamental change, or that we will be able to obtain a waiver of a default under our credit facility upon a fundamental change. In addition, restrictions in our then existing credit facilities or other indebtedness may not allow us to repurchase the debentures. Our failure to repurchase the debentures when required would result in an event of default with respect to the debentures.

WE MAY ISSUE ADDITIONAL EQUITY SECURITIES AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

We are not restricted from issuing additional equity securities during the life of the debentures. We are authorized to issue, without stockholder approval, 5,000,000 shares of preferred stock, none of which were outstanding as of April 2, 2005, in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. In addition, we are authorized to issue, without further stockholder action under Delaware law, up to 60,000,000 shares of common stock, of which 28,572,485 shares were outstanding, 1,977,800 shares were held as treasury stock and 2,518,554 were reserved for issuance upon the exercise of outstanding options. If we issue additional equity securities, the price of our common stock and, in turn, the price of the debentures may be materially and adversely affected.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS COULD LIMIT ANOTHER PARTY'S ABILITY TO ACQUIRE US AND COULD DEPRIVE YOU OF THE OPPORTUNITY TO OBTAIN A TAKEOVER PREMIUM FOR YOUR SHARES OF COMMON STOCK.

Provisions in our certificate of incorporation and by-laws, and under the Delaware General Corporation Law, may make it difficult for another company to acquire us and for you to receive any related takeover premium for our common stock. See "Description of capital stock" beginning on page 53.

Our certificate of incorporation and by-laws provide: (i) for division of the Board of Directors into three classes, with one class elected each year to serve a three-year term; (ii) that directors may be removed only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote; (iii) that the authorized number of directors may be changed only by resolution of the Board of Directors; (iv) that a vacancy on the Board of Directors may be filled by the remaining directors; and (v) that the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote is required to alter, amend or repeal the foregoing provisions.

In addition, under our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock (in one or more series) and to determine or alter the designations, preferences and relative, participating, optional or other rights of such shares of preferred stock. In connection with our rights agreement, our board of directors has authorized the issuance of shares of Series A Junior Participating Preferred Stock upon the occurrence of certain triggering events. The terms of the Series A Junior Participating Preferred Stock include, and the terms of any other preferred stock may include, voting rights, including the right to vote as a series on particular matters, conversion and redemption rights and preferences as to dividends and liquidation. No shares of preferred stock are currently outstanding and we have no present plans for the issuance of any preferred stock. The issuance of any preferred stock, however, could materially adversely affect the rights of holders of our common stock, and therefore could reduce its value. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could delay, discourage, prevent or make it more difficult or costly to acquire us or effect a change in control in our board of directors.

We are also subject to the anti-takeover provision of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of the three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in the prescribed manner. The application of Section 203 could have the effect or delaying or preventing a change in control in us, including transaction in which stockholders might otherwise receive a premium for their shares over then current market prices.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In connection with the provisions of the Private Securities Litigation Reform Act of 1995, or the Reform Act, we may include forward looking statements (as defined in the Reform Act) in oral or written public statements issued by us or on our behalf. These forward looking statements may include, among other things, plans, objectives, projections, anticipated future economic performance or assumptions and the like that are subject to risks and uncertainties. These forward-looking statements are generally identified by the use of words such as we "expect," "believe," "anticipate," "estimate," or words of similar import. Actual results or outcomes may differ materially from those discussed in the forward looking statements. Important factors that may cause actual results to differ include, but are not limited to, the following:

        -- the timing, cost and execution of new store openings, relocations, remodels, sales and closures;

        -- the impact of competition;

        -- changes in product supply or suppliers;

        -- the ability to manage growth;

        -- technological developments and changes in management information needs;

        -- changes in customer needs and expectations;

        -- governmental and regulatory actions;

        -- the unanticipated loss of key personnel;

        -- shifts in industry rates of compensation, government compliance costs or litigation;

        -- natural disasters, terrorist attacks or war;

        -- changes in interest rates and/or consumer spending either in the United States or non-United States markets in which we operate;

        -- unanticipated expenses;

        -- general industry or business trends or events;

        -- changes in economic or business conditions in general or affecting the natural foods industry in particular;

        -- labor strikes or union organizational efforts;

        -- competition for and the availability of sites for new stores and potential acquisition candidates; and

        -- other factors referenced in this prospectus.

                                USE OF PROCEEDS

The selling securityholders will receive all of the net proceeds from the sale of the offered securities. We will not receive any of the proceeds from the sale of any of these securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of earnings to fixed charges for Wild Oats Markets, Inc. and its consolidated subsidiaries for each of the periods indicated.

                                                                                           THREE       THREE
                                                                                           MONTHS     MONTHS
                                                                                           ENDED       ENDED
                                                       FISCAL YEAR                        APRIL 2,   MARCH 27,
                                     2000       2001        2002      2003       2004       2005       2004
--------------------------------------------------------------------------------------------------------------
EARNINGS:
  Income (loss) before income
    taxes........................  $(26,367)  $ (71,824)  $  8,736   $ 2,687   $(14,181)  $ (1,016)   $3,242
Add back fixed charges:
  Interest on rent expense.......    18,024      19,048     17,530    19,872     19,264      5,651     4,815
  Interest expense...............    11,651      13,142     11,855     5,746      6,309      2,167     1,035
--------------------------------------------------------------------------------------------------------------
Adjusted Earnings................  $  3,308   $ (39,634)  $ 38,121   $28,305   $ 11,392   $  6,802    $9,092

TOTAL FIXED CHARGES..............  $ 29,675   $  32,190   $ 29,385   $25,618   $ 25,573   $  7,818    $5,850

RATIO OF EARNINGS TO FIXED
  CHARGES........................        --          --        1.3       1.1         --         --       1.6

DEFICIENCY OF EARNINGS TO FIXED
  CHARGES........................  $(26,367)  $ (71,824)  $     --   $    --   $(14,181)  $ (1,016)   $   --
--------------------------------------------------------------------------------------------------------------

                                DIVIDEND POLICY

We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operations, capital requirements and financial condition. In addition, our credit facility contains restrictions on our ability to pay dividends.

                         DESCRIPTION OF THE DEBENTURES

We issued the debentures under an indenture dated as of June 1, 2004, between us and U.S. Bank National Association, as trustee. The registration of the debentures and the shares of common stock issuable upon conversion of the debentures is covered by a registration rights agreement dated June 1, 2004 between us and the initial purchasers. You may request a copy of the indenture and the registration rights agreement from the trustee.

The following description is a summary of the material provisions of the debentures, the indenture and the registration rights agreement. It does not restate those agreements in their entirety. Wherever particular provisions or defined terms of the indenture or form of debenture are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures.

As used in this "Description of the debentures" section, references to "Wild Oats," "we," "our" or "us" refer solely to Wild Oats Markets, Inc. and not to our subsidiaries.

GENERAL

The debentures will mature on May 15, 2034 unless earlier converted, redeemed or repurchased. You have the option, subject to fulfillment of certain conditions and during the periods described below, to convert your debentures into shares of our common stock at an initial conversion rate of 56.5099 shares of common stock per $1,000 principal amount of debentures. This is equivalent to an initial conversion price of approximately $17.70 per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon conversion of a debenture and subject to our payment elections, you will receive only a cash payment for the principal amount of the debenture, and either cash, stock or a combination thereof for any amounts in excess of the principal amount. You will not receive any cash payment for interest (or contingent interest or additional amounts, if any) accrued and unpaid to the conversion date except under the limited circumstances described below.

If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

The debentures will be issued only in denominations of $1,000 principal amount and integral multiples thereof. References to "a debenture" or "each debenture" in this prospectus refer to $1,000 principal amount of the debentures. The debentures have an aggregate principal amount of $115,000,000.

As used in this prospectus, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

When we refer to "common stock," we mean the common stock, $0.001 par value, of Wild Oats Markets, Inc., which is the only outstanding class of our capital stock.

RANKING

The debentures are our direct, unsecured and unsubordinated obligations. The debentures rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The debentures effectively rank junior to any of our future secured indebtedness and any of our future indebtedness guaranteed by our subsidiaries. In addition, our rights and the rights of our creditors, including the holders of the debentures, to participate in the assets of a subsidiary during its liquidation or reorganization will be effectively subordinated to all existing and future liabilities of that subsidiary, including guarantees by the subsidiary of our future indebtedness. As of April 2, 2005, we had approximately $149.2 million of indebtedness outstanding, consisting of $115.1 million of principal and accrued but unpaid interest on the debentures and capital leases of approximately $34.1 million. As of such date, we had no amounts outstanding under our $40 million credit facility (excluding $8.8 million in letters of credit). As of such date, all our outstanding indebtedness (excluding the principal amount of and accrued but unpaid interest on the debentures) was secured by an interest in certain of our bank accounts, fixtures, equipment, certain leasehold mortgages and by guarantees from four of our subsidiaries and our subsidiaries had approximately $3.9 million in liabilities (net of intercompany balances and excluding the subsidiaries' guarantees under the credit facility) recorded on their balance sheets.

INTEREST

The debentures bear regular interest at a rate of 3.25% per annum. We will also pay contingent interest on the debentures in the circumstances described under "--Contingent interest." Interest (including contingent interest and additional amounts, if any) shall be payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2004 and ending on May 15, 2011. After May 15, 2011, we will not pay regular interest on the debentures.

Interest on a debenture (including contingent interest and additional amounts, if any) will be paid to the person in whose name the debenture is registered at the close of business on the May 1 or November 1, as the case may be (each, a "record date"), immediately preceding the relevant interest payment date (whether or not such day is a business day). Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and accrues from June 1, 2004 or from the most recent date to which interest has been paid or duly provided for.

CONTINGENT INTEREST

We will pay contingent interest to the holders of debentures for the period commencing May 20, 2011 and ending November 14, 2011 if the average trading price of a debenture for each of the last five trading days immediately preceding May 20, 2011 equals 125% or more of the principal amount of the debenture. Thereafter, we will pay contingent interest on the interest payment date for a six-month interest period if the average trading price (as defined below) of the debentures during the five trading-day period immediately preceding the first day of the applicable six-month interest period equals or exceeds 125% of the principal amount of the debentures.

On any interest payment date when contingent interest shall be payable, the contingent interest payable per debenture will equal 0.25% of the average trading price of such debenture during the applicable five trading-day reference period.

We will notify the holders of the debentures upon a determination that they will be entitled to receive contingent interest with respect to any six-month interest period.

The "trading price" of a debenture on any date of determination shall be determined by us and shall be the average of the secondary market bid quotations per debenture obtained by the bid solicitation agent for $2,000,000 aggregate principal amount of debentures at approximately 4:00 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, provided that if:

        -- at least two such bids are not obtained by the bid solicitation agent, or

        -- in our reasonable judgment, the bid quotations are not indicative of the secondary market value of debentures as of such determination date,

then the trading price for such determination date will equal (1) the applicable conversion rate of the debentures as of such determination date multiplied by
(2) the average last reported sale price (as defined below) of our common stock on the five trading days ending on such determination date.

The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the debentures.

OPTIONAL REDEMPTION BY US

No sinking fund is provided for the debentures. Prior to May 20, 2011, the debentures will not be redeemable. On or after May 20, 2011, we may redeem the debentures in whole or in part at any time for a redemption price in cash equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest (including contingent interest and additional amounts, if any) to but excluding the redemption date.

If the redemption date is an interest payment date, interest (including contingent interest and additional amounts, if any) shall be paid on such interest payment date to the record holder on the relevant record date.

We will provide not less than 30 nor more than 60 days' notice of redemption by mail to each registered holder of debentures to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those debentures or portions of debentures called for redemption.

If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be from the portion selected for redemption.

We may not redeem the debentures if we have failed to pay any interest (including contingent interest and additional amounts, if any) on the debentures when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the debentures.

CONVERSION RIGHTS

We have made an irrevocable election to pay the principal amount of the debentures due upon conversion in cash. Pursuant to this election, upon conversion cash and shares of our common stock may still be used to pay any amounts in excess of the principal amount, upon conversion. The discussion of conversion rights herein is subject to the terms set forth in "Description of Debentures--Payment upon conversion" beginning on page 29.

Subject to the conditions and during the periods described below, you may convert the principal portion of your debentures into cash and any premium into cash or a combination of cash and shares of our common stock initially at a conversion rate of 56.5099 shares of common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of approximately $17.70 per share of common stock based on the issue price per debenture). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. You may convert fewer than all of your debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

You may convert your debentures into shares of our common stock only in the following circumstances, which are described in more detail below, and to the following extent:

        -- in whole or in part, upon satisfaction of the market price condition;

        -- in whole or in part, upon satisfaction of the trading price condition;

        -- if any of your debentures are called for redemption, those debentures that have been so called;

        -- in whole or in part, upon the occurrence of specified corporate transactions; or

        -- in whole or in part, if a credit ratings event occurs.

If we call your debentures for redemption, you may convert the debentures only until the close of business on the second business day prior to the redemption date unless we fail to pay the redemption price. If you have already delivered a repurchase election with respect to a debenture as described under either "--Repurchase of debentures by us at the option of the holder" or "--Repurchase of debentures by us at the option of the holder upon a fundamental change," you may not surrender that debenture for conversion until you have withdrawn the repurchase election in accordance with the indenture.

Upon conversion, you will not receive any cash payment of interest (including contingent interest and additional amounts, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional common shares upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date. Our delivery to you of the cash and the number of shares of our common stock into which a debenture is convertible, together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

        -- the principal amount of the debenture; and

        -- accrued interest (including contingent interest and additional amounts, if any) to but excluding the conversion date.

As a result, accrued interest (including contingent interest and additional amounts, if any) to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see "Material United States federal income tax consideration" beginning on page 56.

Notwithstanding the preceding paragraph, if debentures are converted after the close of business on a record date, holders of such debentures at the close of business on the record date will receive the interest (including contingent interest and additional amounts, if any) payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Debentures, upon surrender for conversion during the period from the close of business on any date, must be accompanied by funds equal to the amount of interest (including contingent interest and additional amounts, if any) payable on the debentures so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a redemption date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) to the extent of any overdue interest (including any contingent interest and additional amounts) if any overdue interest exists at the time of conversion with respect to such debenture.

If you convert debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

CONVERSION PROCEDURES

To convert your debenture you must do the following:

        -- complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

        -- surrender the debenture to the conversion agent;

        -- if required, furnish appropriate endorsements and transfer documents;

        -- if required, pay all transfer or similar taxes; and

        -- if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture. If your interest is a beneficial interest in a global debenture, to convert you must comply with the last three requirements listed above and comply with the depositary's procedures for converting a beneficial interest in a global debenture.

The conversion agent will, on your behalf, convert the debentures into cash and shares of our common stock, to the extent we elect to satisfy any remaining amounts in excess of the principal amount conversion obligation in common stock. See "--Payment upon conversion" beginning on page 29. You may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any debentures are converted, together with a cash payment for any fractional share, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

PAYMENT UPON CONVERSION

(1) Conversion on or prior to the final notice date. In the event that we receive your notice of conversion on or prior to the day that is 20 days prior to maturity or, with respect to debentures being redeemed, the applicable redemption date (the "final notice date"), the following procedures will apply:

The excess of the principal amount of the debentures under our obligation (the "conversion obligation") will be satisfied in cash or a combination of cash and shares of our common stock. We will notify you through the trustee of the dollar amount to be satisfied in cash at any time on or before the date that is two business days following receipt of your notice of conversion ("cash settlement notice period"). If we timely elect to pay cash for any portion of the shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period ("conversion retraction period"), no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the final day of the 10 trading-day period beginning on the day after the final day of the conversion retraction period. Settlement amounts will be computed as follows:

        -- We will deliver to you cash in an amount equal to the product of:

          -- a number equal to (1) the aggregate original principal amount of debentures to be converted divided by 1,000 multiplied by (2) the conversion rate and

          -- the average of the last reported sale prices of our common stock for the ten consecutive trading days immediately following the date of our notice of our election to deliver cash (the "cash settlement averaging period").

        -- If we elect to satisfy in cash a percentage of the conversion obligation other than 100%, we will deliver to you such cash amount ("cash amount") and a number of shares equal to the excess, if any, of the number of shares equal to (i) the aggregate original principal amount of debentures to be converted divided by 1,000, multiplied by
           (ii) the conversion rate, over the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) 10% of the cash amount, divided by (y) the last reported sale price of our common stock. In addition, we will pay cash for all fractional shares of common stock as described above.

        -- If we choose to satisfy all of the remainder of our conversion obligation in common stock, notice of our election to deliver cash for the principal amount will be deemed to have been provided on the last date of the cash settlement notice period and your notice of conversion will not be retractable. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under "--Conversion on or prior to the final notice date" and "--Conversion after the final notice date," as applicable.

(2) Conversion after the final notice date. In the event that we receive your notice of conversion after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in excess of the principal amount in cash. Instead, if we choose to satisfy all or any portion of the conversion obligation in cash, we will send a single notice to the trustee of the dollar amount to be satisfied in cash at any time on or before the final notice date. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under "--Conversion on or prior to the final notice date" except that the "cash settlement averaging period" shall be the five consecutive trading days ending on the third trading day prior to the conversion date. Settlement (in cash and/or shares) will occur on the business day following the final day of such cash settlement averaging period.

"Trading day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded.

We have irrevocably elected, by notice to the trustee and the holders of the debentures, to satisfy in cash 100% of the principal amount of the debentures converted after the date of such election. We still may satisfy our conversion obligation to the extent it exceeds the principal amount in cash or common stock or a combination of cash and common stock. If we choose to satisfy all or a portion of the remainder of our conversion obligation in cash, we will provide notice of our election in the same manner as set forth above under either "--Conversion on or prior to the final notice date" or "--Conversion after the final notice date," whichever is applicable.

CONVERSION UPON SATISFACTION OF MARKET PRICE CONDITION

You may surrender your debentures for conversion (1) in any calendar quarter commencing after June 30, 2004 and before March 31, 2029 (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 130% of the applicable conversion price per share of our common stock on such last trading day and (2) at any time on or after April 1, 2029 if the last reported sale price of our common stock on any date on or after March 31, 2029 is greater than or equal to 130% of the conversion price.

For example, if on the last trading day of the calendar quarter ending September 30, 2005 the effective conversion price per share of our common stock is $17.70 (the effective conversion price on the original issue date of the debentures), and the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of such calendar quarter is greater than or equal to $23.01 (or 130% of $17.70), then a holder electing to convert its debentures at any time during the calendar quarter ending December 31, 2005 would be entitled to receive, for each $1,000 principal amount of its debentures, 56.5099 shares of our common stock. Upon conversion, such converting holder would not receive any cash payment of interest, unless such conversion occurred between November 1, 2005 and November 15, 2005 (a regular record date and the interest payment date related thereto, respectively). Furthermore, the holder would receive the payment of the fractional shares (0.5099 shares in this example) in cash, based on the last reported sale price of our common stock on the trading day prior to the date of conversion.

The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the New York Stock Exchange. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the New York Stock Exchange on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

CONVERSION UPON SATISFACTION OF TRADING PRICE CONDITION

You may surrender your debentures for conversion during the five business day period after any five consecutive trading-day period in which the "trading price" per debenture, as determined following a request by a holder of debentures in accordance with the procedures described below, for each day of that period was less than 98% of the product of the conversion rate and the last reported sale price of our common stock for each day during such period (the "98% Trading Exception"); provided that if, on the date of any conversion pursuant to the 98% Trading Exception that is on or after May 15, 2029, the closing sale price of our common stock is greater than the conversion price but less than 130% of the conversion price, then you will receive, in lieu of common stock based on the conversion rate, an amount in cash equal to the principal amount of the debentures converted, plus accrued and unpaid interest, including contingent interest, if any, to the conversion date.

For example, if the then-current conversion rate is 56.5099 shares of our common stock per $1,000 principal amount of the debentures and the trading price of our common stock during the relevant five-day period was $10.00 per share, this provision would give a holder of debentures the right to convert its debentures if the trading price of the debentures during that five-day period was less than $553.80 (calculated as 0.98 x (56.5099 x 10)). Conversion would thus give the holder, for each $1,000 principal amount of debentures, 56.5099 shares of our common stock having an aggregate market value of $565.10 (assuming the same market price of our common stock of $10 per share).

The "trading price" of a debenture on any date of determination shall be determined by us and shall be the average of the secondary market bid quotations per debenture obtained by the trustee for $2,000,000 aggregate principal amount of debentures at approximately 4:00 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the initial purchasers, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used.

If the trustee cannot reasonably obtain at least one bid for $2,000,000 aggregate principal amount of the debentures from a nationally recognized securities dealer, or in our reasonable judgment the bid quotations are not indicative of the secondary market value of the debentures, then the trading price per debenture will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per debenture would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price per debenture is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

CONVERSION UPON NOTICE OF REDEMPTION

If we call any or all of the debentures for redemption, you may convert any of your debentures that have been called for redemption at the applicable conversion rate at any time prior to the close of business on the second business day prior to the redemption date.

CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS

If we elect to:

        -- distribute to all holders of our common stock rights or warrants entitling them to subscribe for or purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

        -- distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 5% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify holders of the debentures at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The "ex-dividend" date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

In addition, if we are a party to a consolidation, merger or binding share exchange, in each case pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert a debenture into the kind and amount of cash, securities or other property which a holder would have received if the holder had converted its debentures immediately prior to the applicable record date for such transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not be adjusted. If the transaction also constitutes a fundamental change, a holder can require us to redeem all or a portion of its debentures as described under "--Repurchase of debentures by us at the option of the holder upon a fundamental change."

CONVERSION UPON CREDIT RATINGS EVENT

If we obtain a credit rating for the debentures from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Rating Services ("Standard & Poor's") or both, then you will have the right to surrender your debentures for conversion into our common stock at the applicable conversion rate prior to maturity as follows:

        -- if we obtain a credit rating for the debentures from both Moody's and Standard & Poor's, at any time when (i) the long-term credit rating assigned to the debentures by Moody's or Standard & Poor's is two or more levels below the credit rating initially assigned to the debentures, (ii) both Moody's and Standard & Poor's have discontinued, withdrawn or suspended their ratings with respect to the debentures or (iii) either Moody's or Standard & Poor's has discontinued, withdrawn or suspended its rating with respect to the debentures and the remaining rating is two or more levels below the credit rating initially assigned to the debentures; or

        -- if we obtain a credit rating for the debentures from only one of Moody's and Standard & Poor's, at any time when (i) the long-term credit rating assigned to the debentures by such rating agency is two or more levels below the credit rating initially assigned to the debentures or (ii) such rating agency has discontinued, withdrawn or suspended its rating.

The debentures have not been assigned a credit rating by any rating agency. We have no obligation to obtain a credit rating for the debentures, and these provisions do not apply to any credit rating that we have not requested.

CONVERSION RATE ADJUSTMENTS

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the debentures participate in any of the transactions described below.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

                               CR' = CR(o X )OS'
                                             ----
                                             OS(o)

where,

         CR(o)       =    the conversion rate in effect immediately prior to such
                          event

         CR'         =    the conversion rate in effect immediately after such event

         OS(o)       =    the number of our shares of common stock outstanding
                          immediately prior to such event

         OS'         =    the number of our shares of common stock outstanding
                          immediately after such event

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock, at a price per share or a conversion price per share less than the sale price of shares of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

                            CR' = CR(o) X OS(o) + X
                                           ----------
                                           OS(o) + Y

where,

         CR(o)       =    the conversion rate in effect immediately prior to such
                          event

         CR'         =    the conversion rate in effect immediately after such event

         OS(o)       =    the number of shares of our common stock outstanding
                          immediately prior to such event

         X           =    the total number of shares of our common stock issuable
                          pursuant to such rights

         Y           =    the number of shares of our common stock equal to the
                          aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the
                          business day immediately preceding the record date for the issuance of such rights

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

        -- dividends, distributions and rights or warrants referred to in clause
           (1) or (2) above; and

        -- dividends or distributions paid exclusively in cash; then the conversion rate will be adjusted based on the following formula:

                            CR' = CR(o) X     SP(o)
                                            ----------
                                            SP(o) - FMV

where,

         CR(o)       =    the conversion rate in effect immediately prior to such
                          distribution

         CR(o)       =    the conversion rate in effect immediately after such
                          distribution

         SP(o)       =    the average of the last reported sale prices of our common stock for the ten days prior to the business day immediately preceding the record date for such distribution

         FMV         =    the fair market value (as determined on the ex-dividend date by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed
                          with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the conversion rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:

                          CR' = CR(o) X FMV(o) + MP(o)
                                          ----------------
                                           MP(o)

where,

         CR(o)       =    the conversion rate in effect immediately prior to such
                          distribution

         CR'         =    the conversion rate in effect immediately after such
                          distribution

         FMV(o)      =    the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 trading days after the effective date of the spin-off

         MP(o)       =    the average of the last reported sale prices of our common stock over the first 10 consecutive trading days after the effective date of the spin-off

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off.

(4) If we make any cash dividend or distribution during any of our quarterly fiscal periods to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

                              CR' = CR(o) X  SP(o)
                                            ----------
                                            SP(o) - C

where,

         CR(o)       =    the conversion rate in effect immediately prior to the
                          ex-dividend date for such distribution
         CR'         =    the conversion rate in effect immediately after the record date for such distribution
         SP(o)       =    the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the
                          business day immediately preceding the ex-dividend date of such distribution
         C           =    the amount in cash per share we distribute to holders of our common stock

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

                         CR' = CR(o) X AC + (SP' X OS')
                                        ----------------
                                        OS(o) X SP'

where,

         CR(o)       =    the conversion rate in effect on the date such tender or
                          exchange offer expires
         CR'         =    the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires
         AC          =    the aggregate value of all cash and any other consideration
                          (as determined by our board of directors) paid or payable
                          for shares purchased in such tender or exchange offer
         OS(o)       =    the number of shares of common stock outstanding immediately prior to the date such tender or exchange offer expires
         OS'         =    the number of shares of common stock outstanding immediately after the date such tender or exchange offer expires
         SP'         =    the average of the last reported sale prices of our common stock for the ten consecutive trading days commencing on the trading day next succeeding the date such tender or exchange offer expires

If, however, the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

In the event of:

        -- any reclassification of our common stock, or

        -- a consolidation, merger or combination involving us, or

        -- a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, holders of debentures will generally be entitled thereafter to convert their debentures into the same type of consideration received by holders of our common stock immediately prior to one of these types of event.

We may, from time to time, to the extent permitted by law and the Nasdaq Marketplace Rules, increase the conversion rate of the debentures by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We are required to give at least 15 days prior notice of any increase in the conversion rate. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. For discussion of the United States federal income tax treatment of an adjustment to the conversion rate of the debentures, see "Material United States federal income tax consequences--U.S. holders--Constructive dividends" on page 60.

Holders of debentures will receive, upon conversion of debentures, in addition to cash for the principal amount and a combination of cash and shares of our common stock for any remaining conversion amount, the rights under our existing rights plan or, if we amend our rights plan or adopt a new rights plan while debentures remain outstanding, the rights under that rights plan as so amended or adopted unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our common stock, evidences of indebtedness or assets described in clause (4) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

As used in this prospectus, "current market price" means the average of the last reported sale prices per share of our common stock for the 20 trading-day period ending on the applicable date of determination (if the applicable date of determination is a trading day or, if not, then on the last trading day prior to the applicable date of determination), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 20 trading period and ending on the applicable date of determination, of any event that would result in an adjustment of the conversion rate under the indenture.

The applicable conversion rate will not be adjusted:

        -- upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

        -- upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

        -- upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

        -- for a change in the par value of the common stock; or

        -- for accrued and unpaid interest (including contingent interest and additional amounts, if any).

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

For U.S. federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the holders' proportionate interest in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. See "Material United States federal income tax consequences--U.S. holders-- Constructive dividends" and "--Non-U.S. holders--Debentures" beginning on page 60.

REPURCHASE OF DEBENTURES BY US AT THE OPTION OF THE HOLDER

You have the right to require us to repurchase all or a portion of your debentures for cash on May 15, 2011, May 15, 2014 and May 15, 2024 (each, a "repurchase date").

We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent (which will initially be the trustee). This notice must be delivered during the period beginning at anytime from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day prior to the repurchase date. You may withdraw your repurchase notice at any time prior to the close of business on the business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions described below.

The repurchase price payable will be equal to 100% of the principal amount of the debentures to be repurchased plus any accrued and unpaid interest (including contingent interest and additional amounts, if any) to but excluding the repurchase date.

On or before the 20th business day prior to each repurchase date, we will provide to the trustee, the paying agent and all holders of debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

        -- the repurchase price;

        -- the name and address of the paying agent and the conversion agent;
           and

        -- the procedures that holders must follow to require us to repurchase their debentures.

        -- Your notice electing to require us to repurchase debentures must state:

        -- if certificated debentures have been issued, the debenture certificate numbers;

        -- the portion of the principal amount of debentures to be repurchased, which must be in integral multiples of $1,000; and

        -- that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

If your debentures are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

No debentures may be repurchased at the option of holders if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the repurchase price of the debentures.

You may withdraw any repurchase notice in whole or in part by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the repurchase date. The withdrawal notice must state:

        -- the principal amount of the withdrawn debentures;

        -- if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

        -- the principal amount, if any, which remains subject to the repurchase notice.

If your debentures are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

To receive payment of the repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your repurchase notice. Payment of the repurchase price for a debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture.

If the paying agent holds money sufficient to pay the repurchase price of the debentures on the repurchase date, then, on and after the business day following such date:

        -- the debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent); and

        -- all other rights of the holders will terminate (other than the right to receive the repurchase price upon transfer or delivery of the debentures).

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), that may be applicable at the time of our repurchase notice. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

REPURCHASE OF DEBENTURES BY US AT THE OPTION OF THE HOLDER UPON A FUNDAMENTAL CHANGE

If a fundamental change (as defined below in this section) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase for cash any or all of your debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The repurchase price we are required to pay is equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest (including contingent interest and additional amounts, if any) to but excluding the repurchase date.

A "fundamental change" will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

        -- a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of our capital stock that are entitled to vote generally in the election of directors;

        -- consummation of any share exchange, consolidation or merger of us or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries, pursuant to which our common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of our voting capital stock immediately prior to such transaction have directly or indirectly more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change;

        -- continuing directors (as defined below) cease to constitute at least a majority of our board of directors;

        -- our shareholders approve any plan or proposal for our liquidation or dissolution; or

        -- our common stock or other common stock into which the debentures are convertible is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market or another established automated over-the-counter trading market in the United States.

"Continuing director" means a director who was a member of our board of directors on the date of the indenture or who becomes a director subsequent to that date and whose election, appointment or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

A fundamental change will not be deemed to have occurred in respect of any of the foregoing, however, if either:

        -- the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the fundamental change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the debentures immediately before the fundamental change or the public announcement thereof; or

        -- at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares.

For purposes of the above paragraph the term "capital stock" of any person means any and all shares (including ordinary shares or American Depository Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

If a fundamental change occurs and all of the consideration for the common stock in the transaction or transactions constituting the fundamental change consists of cash, which we will refer to as a "cash buy-out," we will pay a make-whole premium to the holders of the debentures. The make-whole premium will be payable to all holders regardless of whether the holder elects to require us to repurchase the debentures or elects to surrender the debentures for conversion. If the holder elects to require us to repurchase the debentures, the total repurchase price to such holder will be the sum of (i) 100% of the principal amount of the debentures to be purchased plus (ii) accrued and unpaid interest (including contingent interest and additional amounts, if any) to but excluding the repurchase date, plus (iii) the applicable make-whole premium. If the holder is otherwise entitled to, and does, surrender the debentures for conversion, the holder will receive (i) at our option, cash or shares of common stock or a combination thereof (as described above under the caption "--Payment upon conversion") in respect of the conversion obligation (as defined in such section) plus (ii) the applicable make-whole premium.

The make-whole premium per debenture will equal the excess, if any, of (a) the average of the closing trading prices of a debenture for the five trading days immediately prior to the public announcement of the cash buy-out, less (b) the greater of (i) $1,000 and (ii) the product of (x) the average of the closing prices of our common stock for the five trading days immediately prior to the public announcement of the cash buy-out and (y) the applicable conversion rate; and will be payable in cash or shares of common stock or a combination thereof at our option.

The "closing trading price," for purposes of calculating the make-whole premium on any date of determination, means the average of the secondary market bid quotations per debenture obtained by the trustee for $2,000,000 aggregate principal amount of the debentures at approximately 4:00 p.m. New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the initial purchasers, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $2,000,000 aggregate principal amount of debentures from a nationally recognized securities dealer, or in our reasonable judgment the bid quotations are not indicative of the secondary market value of the debentures, then the closing trading price of the debentures will be deemed to be the product of (x) the average of the closing prices of our common stock for the five trading days immediately prior to the public announcement of the cash buy-out and (y) the applicable conversion rate.

On or before the 30th day after the occurrence of a fundamental change, we will provide to all holders of the debentures and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

        -- the events causing a fundamental change;

        -- the date of the fundamental change;

        -- the last date on which a holder may exercise the repurchase right;

        -- the fundamental change repurchase price;

        -- the fundamental change repurchase date;

        -- the name and address of the paying agent and the conversion agent;

        -- the applicable conversion rate and any adjustments to the applicable conversion rate;

        -- that the debentures with respect to which a fundamental change repurchase election has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase election in accordance with the terms of the indenture; and

        -- the procedures that holders must follow to require us to repurchase their debentures.

To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written repurchase election and the form entitled "Form of Fundamental Change Repurchase Notice" on the reverse side of the debentures duly completed, to the paying agent. Your repurchase election must state:

        -- if certificated, the certificate numbers of your debentures to be delivered for repurchase;

        -- the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

        -- that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

You may withdraw any repurchase election (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

        -- the principal amount of the withdrawn debentures;

        -- if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

        -- the principal amount, if any, which remains subject to the repurchase notice.

If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

We will be required to repurchase the debentures no later than 30 days after the date of our notice of the occurrence of the relevant fundamental change subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the debentures on the fundamental change repurchase date, then on the business day following such date:

        -- the debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent); and

        -- all other rights of the holders will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the debentures).

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase of debentures upon a fundamental change. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

The rights of the holders to require us to repurchase their debentures upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other offerings of debt securities similar to the debentures that have been marketed by the initial purchasers. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and us.

The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the debentures upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No debentures may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the fundamental change repurchase price of the debentures.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. If we fail to repurchase the debentures when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

MERGER AND SALE OF ASSETS BY US

The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

        -- we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

        -- the successor person assumes all of our obligations under the debentures and the indenture;

        -- immediately after giving effect to such transaction, there is no event of default or event that, with notice or passage of time or both, would become an event of default; and

        -- we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

Upon any permitted consolidation, merger, sale, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to and be substituted for us, and may exercise our rights and powers under the indenture and the debentures, and after any such contemplated transaction, we will be relieved of all obligations and covenants under the indenture and the debentures.

EVENTS OF DEFAULT; NOTICE AND WAIVER

The following will be events of default under the indenture:

        -- we fail to pay principal of the debentures when due at maturity, upon redemption, upon repurchase or otherwise;

        -- we fail to pay any interest (including contingent interest and additional amounts, if any) on the debentures when due and such failure continues for a period of 30 days;

        -- we fail to provide notice of the occurrence of a fundamental change on a timely basis;

        -- default in our obligation to convert the debentures into shares of our common stock, cash or a combination of cash and common stock upon exercise of a holder's conversion right and such default continues for a period of 10 days;

        -- default in our obligation to repurchase the debentures at the option of a holder upon a fundamental change or on any other repurchase date;

        -- default in our obligation to redeem the debentures after we have exercised our option to redeem;

        -- we fail to perform or observe any of the covenants in the indenture for 60 days after written notice to us from the trustee or the holders of at least 25% in principal amount of the outstanding debentures;

        -- there occurs an event of default with respect to our or any of our subsidiaries' indebtedness having a principal amount then outstanding, individually or in the aggregate, of at least $15 million, whether such indebtedness now exists or is hereafter incurred, which default or defaults:

          -- shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; or

          -- shall constitute the failure to pay such indebtedness at the final stated maturity thereof (after expiration of any applicable grace period);

        -- any final judgment or judgments for the payment of money in excess of $15 million shall be rendered against us and shall not be discharged for any period of 60 consecutive days during which time a stay of enforcement shall not be in effect or during which during which time an appeal has not been filed; and

        -- certain events involving our bankruptcy, insolvency or reorganization.

The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal or interest (including contingent interest or additional amounts, if any) on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal and accrued and unpaid interest (including contingent interest and additional amounts, if any) on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal and accrued and unpaid interest (including contingent interest and additional amounts, if any) on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal or interest (including contingent interest and additional amounts, if any) that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults.

The holders of a majority of outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including contingent interest or additional amounts, if any) on the debentures, unless:

        -- the holder has given the trustee written notice of an event of default;

        -- the holders of at least 25% in principal amount of outstanding debentures make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

        -- the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures;

        -- the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

        -- the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

MODIFICATION AND WAIVER

The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture if it would:

        -- extend the fixed maturity of any debenture;

        -- reduce the rate or extend the time for payment of interest (including contingent interest or additional amounts, if any) on any debenture;

        -- reduce the principal amount of any debenture;

        -- reduce any amount payable upon redemption or repurchase of any debenture;

        -- affect our obligation to redeem any debentures on a redemption date in a manner adverse to such holder;

        -- affect our obligation to repurchase any debenture at the option of the holder in a manner adverse to such holder;

        -- affect our obligation to repurchase any debenture upon a fundamental change in a manner adverse to such holder;

        -- impair the right of a holder to institute suit for payment on any debenture;

        -- change the currency in which any debenture is payable;

        -- impair the right of a holder to convert any debenture or reduce the number of common shares, the amount of cash or the amount of any other property receivable upon conversion;

        -- reduce the quorum or voting requirements under the indenture;

        -- change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

        -- subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

        -- reduce the percentage of debentures required for consent to any modification of the indenture.

We are permitted to modify certain provisions of the indenture without the consent of the holders of the debentures, including to:

        -- secure any debentures;

        -- evidence the assumption of our obligations by a successor person;

        -- add covenants for the benefit of the holders of debentures;

        -- cure any ambiguity or correct any error in the indenture, so long as such action will not adversely affect the interests of holders, provided that any such amendment made solely to conform the provisions of the indenture to this prospectus will be deemed not to adversely affect the interests of holders;

        -- establish the forms or terms of the debentures;

        -- evidence the acceptance of appointment by a successor trustee;

        -- qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; and

        -- make other changes to the indenture or forms or terms of the debentures, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the debentures.

CALCULATIONS IN RESPECT OF DEBENTURES

We are responsible for making all calculations called for under the indenture. These calculations include, but are not limited to, determinations of the market prices of our common stock and the debentures, the amount of accrued interest (including contingent interest and additional amounts, if any) payable on the debentures and the conversion price of the debentures. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

INFORMATION CONCERNING THE TRUSTEE

We have appointed U.S. Bank National Association, 950 17th Street, Suite 300, Denver, CO 80202, (303) 585-4591, the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

GOVERNING LAW

The debentures and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

FORM, DENOMINATION, EXCHANGE, REGISTRATION AND TRANSFER

The debentures will be issued:

        -- in fully registered form;

        -- without interest coupons; and

        -- in denominations of $1,000 principal amount and integral multiples of $1,000.

Holders may present debentures for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee in The City of New York.

PAYMENT AND PAYING AGENT

We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the debentures and you may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the debenture register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you will be paid, at your written election, by wire transfer in immediately available funds.

However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

NOTICES

Except as otherwise described herein, notice to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

                              REGISTRATION RIGHTS

On June 1, 2004, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed for the benefit of the holders of the debentures and the common stock issuable upon conversion of the debentures that we, at our cost, would:

        -- no later than the 90th day after the original date of issuance of the debentures, file a shelf registration statement covering resales of the debentures and the common stock issuable upon conversion thereof pursuant to Rule 415 under the Securities Act;

        -- use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 210 days after the original date of issuance of the debentures; and

        -- use our commercially reasonable efforts to keep the shelf registration statement effective until the earlier of:

          -- the second anniversary of the original date of issuance of the debentures; and

          -- such time as all of the debentures and the common stock issuable upon conversion thereof cease to be outstanding or have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act, which permits resales of restricted securities subject to time, manner, volume and other restrictions, or any similar provision then in force.

We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. Any such suspension period shall not exceed an aggregate of 90 days in any 12-month period. In addition, holders will be unable to use the registration statement if we have filed a post-effective amendment to the registration statement for the purpose of adding holders to the registration statement until the post-effective amendment is declared effective, and this inability will not be subject to the 90-day limit referred to above or the payment of additional amounts discussed below.

We are obligated to pay predetermined additional amounts to holders of debentures because the shelf registration statement was not made effective within the time period described above. We also will pay such predetermined amounts if the prospectus is unavailable for periods in excess of those permitted above. Those additional amounts will accrue until a failure to file or become effective or unavailability is cured in respect of any debentures required to bear the legend set forth in "Transfer restrictions," at a rate equal to 0.25% per annum of the outstanding principal amount thereof for the first 90 days after the occurrence of the event and 0.50% per annum of the outstanding principal amount thereof after the first 90 days. Due to the fact that the shelf registration statement had not been declared effective within the time period described above, we paid penalty interest of 0.25% for the first 90 days of 2005 and paid or will be paying 0.50% thereafter until the shelf registration statement is declared effective under the Securities Act.

Subject to the limitations described in the last paragraph of this section, the additional amounts will accrue from and including the date on which the registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the debentures may be entitled to equitable relief, including injunction and specific performance. If a holder converts some or all of its debentures into common stock, the holder will not be entitled to receive liquidated damages on such common stock.

A holder who elects to sell securities pursuant to the shelf registration statement is required to:

        -- be named as a selling securityholder in the related prospectus;

        -- deliver a prospectus to purchasers; and

        -- be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement we are to:

        -- pay all expenses of the shelf registration statement;

        -- provide each registered holder with copies of the prospectus;

        -- notify holders when the shelf registration statement has become effective; and

        -- take other reasonable actions as are required to permit unrestricted resales of the debentures and common stock issued upon conversion of the debentures in accordance with the terms and conditions of the registration rights agreement.

The plan of distribution of the shelf registration statement permits resales of registrable securities by selling securityholders though brokers and dealers.

We will give notice to all holders of the filing and effectiveness of the shelf registration statement. In order to be named as a selling securityholder in the prospectus at the time of effectiveness of the shelf registration statement, holders are required to complete and deliver a selling securityholder questionnaire to us on or prior to the effectiveness of the registration statement. Upon receipt of a completed questionnaire after that time, together with any other information we may reasonably request following the effectiveness, we will, within ten business days of receipt, file any amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit the holder to deliver a prospectus to purchasers of such debentures or shares of common stock, subject to our right to suspend the use of the prospectus and provided that we will not be obligated to file more than one post-effective amendment to the registration statement in any fiscal quarter. We will pay the predetermined additional amounts described above to the holder if we fail to make the filing in the time required or, if such filing is a post-effective amendment to the shelf registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 90 days of the filing. Through May 2005, the Company has accrued $23,958 and paid $138,160 in additional interest to debenture holders due to not having an effective registration statement within the specified timeframe.

Only holders who have timely completed and delivered a questionnaire and provided the other information we may request will be named as a selling securityholder in the prospectus and will be permitted to sell securities pursuant to the shelf registration statement or be entitled to additional amounts. In addition, only holders of "Transfer Restricted Securities" (as such term is defined in the registration rights agreement) will have the right to receive such additional amounts. Under the registration rights agreement, "Transfer Restricted Securities" means each of the debentures and each share of common stock issuable upon conversion of the debentures until the earliest of the date on which such debenture or share of common stock, as the case may be,
(i) has been transferred pursuant to a shelf registration statement or other registration statement covering such debenture or share of common stock which has been filed with the Commission pursuant to the Securities Act, in either case after such registration statement has become effective and while such registration statement is effective under the Securities Act, (ii) has been transferred pursuant to Rule 144 under the Securities Act under circumstances in which any legend borne by such debenture or share of common stock relating to restrictions on transferability on such debenture or share of common stock, under the Securities Act or otherwise, is removed, (iii) may be sold or transferred pursuant to Rule 144(k) under the Securities Act, or (iv) the date on which such debenture or share of common stock ceases to be outstanding.

Upon the sale or other transfer of any debentures or shares of common stock issued upon conversion of debentures pursuant to the registration statement of which this prospectus is a part or pursuant to Rule 144 under the Securities Act under circumstances described in the registration rights agreement, those debentures or shares of common stock will cease to be Transfer Restricted Securities and our obligation to pay additional amounts, if any, in respect of those debentures or shares of common stock will terminate.

                               BOOK-ENTRY SYSTEM

Debentures are evidenced by one or more global debentures. We deposited the global debenture or debentures with The Depository Trust Company ("DTC") and registered the global debentures in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global debenture may be held through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture:

        -- do not receive physical delivery of certificates in definitive registered form; and

        -- are not considered holders of the global debenture.

We pay interest (including contingent interest and additional amounts, if any) on and the redemption price and the repurchase price of a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent are responsible or liable:

        -- for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

        -- for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Neither we, the trustee, registrar, paying agent nor conversion agent have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

        -- a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

        -- a "clearing corporation" within the meaning of the Uniform Commercial
           Code; and

        -- a "clearing agency" registered pursuant to the provisions of Section
           17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, DTC has ceased to be a clearing agency registered under the Exchange Act or an event of default has occurred and is continuing, we will issue debentures in certificated form in exchange for global debentures.

                          DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is qualified in its entirety by reference to applicable provisions of Delaware law, our certificate of incorporation and our by-laws. The complete texts of our certificate of incorporation and by-laws are on file with the Commission.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

Our authorized capital stock consists of 60,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. As of July 12, 2005, there were 28,672,750 shares of common stock issued and outstanding held by 547 holders of record and 1,977,800 shares of common stock held as treasury stock. As of July 12, 2005, there were no shares of preferred stock issued and outstanding.

COMMON STOCK

The holders of common stock are entitled to one vote for each share on such matters and in such manner as may be provided by law. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of common stock are entitled to receive, when and as declared by our Board of Directors, out of any of our assets legally available therefor, such dividends as may be declared from time to time by the Board of Directors. See "Dividend Policy" on page 23. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

Under our certificate of incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to determine or alter the designations, preferences, and relative, participating, optional or other rights, and such qualifications, limitations or restrictions thereof, as shall be stated in resolutions adopted by the Board of Directors and as may be permitted by the General Corporation Law of the State of Delaware. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of us. We have no present plan to issue any shares of preferred stock. See "Risk Factors--Provisions of our certificate of incorporation and by-laws could limit another party's ability to acquire us and could deprive you of the opportunity to obtain a takeover premium for your shares of common stock" beginning on page 18.

RIGHTS

Each outstanding share of common stock has associated with it one Right. Each Right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $145.00 per one one-thousandth of a share of Series A Junior Participating Preferred Stock. The description and terms of the Rights are set forth in a Rights Agreement, dated May 22, 1998, between us and Norwest Bank Minneapolis, N.A., as Rights Agent, as amended by Amendment No. 1 to Right Agreement, dated February 26, 2002, between us and Wells Fargo Bank, N.A., as successor Rights Agent. The following summary of certain terms of the Rights is qualified in its entirety by reference to the Rights Agreement, as amended, which is on file with the Commission.

Until the Rights become exercisable, the Rights are attached to the common stock certificates. In general, the Rights will separate from the common stock upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons, subject to certain exceptions (an "Acquiring Person"), has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the "Stock Acquisition Date"), or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in such a person or group beneficially owning 15% or more of such outstanding shares of common stock.

If any person becomes an Acquiring Person each holder of a Right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable in any event until such time as the Rights are no longer redeemable by us as set forth below.

If at any time following the Stock Acquisition Date (i) we are acquired in a merger or other business combination transaction in which common stock is changed or exchanged or in which we are not the surviving corporation, or (ii) 50% or more of our assets or earning power is sold or transferred, each holder of a Right (except those Rights owned by an Acquiring Person and voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by the Acquiring Person of 50% or more of the outstanding common stock, the Board of Directors may exchange the Rights (other than Rights owned by the Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of common stock per Right (subject to adjustment). At any time until ten days following the Stock Acquisition Date, we may redeem the Rights in whole, but not in part, at a price of $.001 per Right. The Rights expire at the close of business on May 5, 2008.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

Our certificate of incorporation and by-laws contain provisions which may have the effect of delaying, deferring or preventing a change in control of us. Our certificate of incorporation and Bylaws provide: (i) for division of the Board of Directors into three classes, with one class elected each year to serve a three-year term; (ii) that directors may be removed only for cause and only upon the affirmative vote of the holders of at least majority of the outstanding shares entitled to vote; (iii) that the authorized number of directors may be changed only by resolution of the Board of Directors; (iv) that a vacancy on the Board of Directors may be filled by the remaining directors; and (v) that the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote is required to alter, amend or repeal the foregoing provisions.

Our certificate of incorporation provides that no action may be taken by the stockholders except at a meeting of the stockholders called in accordance with our by-laws and that no action may be taken by the stockholders by written consent. Our by-laws require advance notification for a stockholder to bring business before a stockholders' meeting or to nominate a person for election as a director. Our certificate of incorporation and by-laws provide that special meetings of stockholders may be called only by a majority of the total number of directors which the Board of Directors would have if there were no vacancies. Special meetings of the stockholders may not be called by the stockholders.

DELAWARE ANTI-TAKEOVER LAW

Section 203 of the Delaware General Corporation Law prohibits certain "business combination" transactions between a Delaware corporation and any "interested stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years after the date on which the stockholder became an interested stockholder, unless:

        -- our Board of Directors approves, prior to the date, either the proposed business combination or the proposed acquisition of stock which resulted in the stockholder becoming an interested stockholder;

        -- upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owned at least 85% of those shares of the voting stock of the corporation that are not held by the directors, officers or certain employee stock plans; or

        -- on or subsequent to the date on which the stockholder became an interested stockholder, the business combination with the interested stockholder is approved by the Board of Directors and also approved at a stockholder's meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder.

Under Delaware law, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.

Although a corporation may elect not to be governed by Section 203, we have made no such election.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain United States federal income tax consequences of the purchase, ownership, conversion and other disposition of the debentures and of the common stock received upon a conversion of the debentures. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which is subject to change or differing interpretations (possibly with retroactive effect). This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, some of whom may be subject to special tax rules that differ significantly from those summarized below such as:

        -- partnerships or other pass-through entities or investors in such entities,

        -- expatriates,

        -- financial institutions,

        -- insurance companies,

        -- broker-dealers,

        -- tax-exempt organizations,

        -- persons that will hold the debentures as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes or

        -- U.S. Holders (as defined below) that have a functional currency other than the United States dollar.

In addition, this summary does not discuss any foreign, state or local tax considerations. This summary assumes that investors will hold their debentures and common stock as "capital assets" for United States federal income tax purposes.

No ruling has been or will be sought from the IRS regarding any matter discussed herein. Our counsel has not rendered any legal opinion to us regarding any tax consequences relating to an investment in the debentures or common stock. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Thus, each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local and foreign income and other tax consequences of the purchase, ownership, conversion and other disposition of the debentures and common stock received upon a conversion of the debentures.

For purposes of this summary, a "U.S. Holder" is a beneficial owner of a debenture that is, for United States federal income tax purposes:

        -- an individual who is a citizen or resident of the United States,

        -- a corporation or other entity taxable as a corporation created in, or organized under the laws of, the United States or any state or political subdivision thereof,

        -- an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source or

        -- a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated.

A beneficial owner of a debenture that is not a U.S. Holder is referred to herein as a "Non-U.S. Holder." If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of debentures or shares of common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of debentures or shares of common stock that is a partnership and partners in such partnership are urged to consult their tax advisors about the United States federal income tax consequences of holding and disposing of debentures or shares of common stock, as the case may be.

CLASSIFICATION OF THE DEBENTURES

Pursuant to the terms of the indenture, each holder of debentures agrees to treat the debentures, for United States federal income tax purposes, as debt instruments that are subject to the Treasury regulations that govern contingent payment debt instruments (the "CPDI regulations") and to be bound by our application of the CPDI regulations to the debentures, including our determination of the rate at which interest will be deemed to accrue on the debentures and the related "projected payment schedule." The remainder of this discussion assumes that the debentures will be treated in accordance with that agreement and our determinations.

No authority directly addresses the treatment of all aspects of the debentures for United States federal income tax purposes. Revenue Ruling 2002-31 and IRS Notice 2002-36 addressed the United States federal income tax classification and treatment of a debt instrument similar, although not identical, to the debentures, and the IRS concluded that the debt instrument addressed in that published guidance was subject to the CPDI regulations. In addition, the IRS clarified various aspects of the applicability of certain other provisions of the Code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 and IRS Notice 2002-36 to any particular debt instrument, however, such as the debentures, is uncertain. In addition, no rulings are expected to be sought from the IRS with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below. A different treatment of the debentures for United States federal income tax purposes could significantly alter the amount, timing, character, and treatment of income, gain or loss recognized in respect of the debentures from that which is described below and could require a U.S. Holder to accrue interest income at rate different from the "comparable yield" rate described below.

U.S. HOLDERS

INTEREST INCOME

Under the CPDI regulations, a U.S. Holder will generally be required to accrue interest income on the debentures on a constant yield-to-maturity basis based on the adjusted issue price (as defined below) of the debentures and the comparable yield (as defined below), regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, a U.S. Holder will be required to include interest in taxable income in each year significantly in excess of the amount of interest payments, including contingent interest payments, actually received by it in that year.

The "issue price" of a debenture is the first price at which a substantial amount of the debentures is sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The "adjusted issue price" of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made with respect to the debentures.

Under the CPDI regulations, we are required to establish the "comparable yield" for the debentures. The comparable yield for the debentures is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures. Accordingly, we have determined the comparable yield to be 8.25% compounded semi-annually.

We are required to provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the debentures. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the debentures includes estimates for payments of contingent interest and an estimate for a payment at maturity that takes into account the conversion feature. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to us at the address set forth under "Additional Information."

The comparable yield and the projected payment schedule are not determined for any purpose other than for the determination of a U.S. Holder's interest accruals and adjustments thereof in respect of the debentures for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to U.S. holders of the debentures.

ADJUSTMENTS TO INTEREST ACCRUALS ON THE DEBENTURES

If a U.S. Holder receives actual payments with respect to the debentures in a tax year that in the aggregate exceed the total amount of projected payments for that tax year, the U.S. Holder will have a "net positive adjustment" equal to the amount of such excess. The U.S. Holder will be required to treat the "net positive adjustment" as additional interest income for the tax year. For this purpose, the payments in a tax year include the fair market value of any property received (including common stock received on conversion of the debentures) in that year.

If a U.S. Holder receives actual payments with respect to the debentures in a tax year that in the aggregate are less than the amount of the projected payments for that tax year, the U.S. Holder will have a "net negative adjustment" equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the debentures for that tax year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the debentures during prior tax years, reduced to the extent such interest income was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income in respect of the debentures or to reduce the amount realized upon a sale, exchange, repurchase or redemption of the debentures.

If subsequent purchasers of the debentures have a basis in the debentures which differs from the adjusted issue price of the debentures, such holder must reasonably allocate such difference to the interest on the debentures or the projected payments. If the holder's basis is less than the adjusted issue price (e.g., discount), the amounts allocated are treated as a positive adjustment. If the holder's basis exceeds the adjusted issue price (e.g., premium), the adjustment is a negative adjustment. A holder's adjusted tax basis in the debenture will be increased to reflect any such positive adjustment or decreased to reflect any such negative adjustment. Holders should consult their tax advisors regarding such potential adjustments.

SALE, EXCHANGE, CONVERSION, REPURCHASE OR REDEMPTION OF DEBENTURES

Generally, the sale, exchange, repurchase, or redemption of a debenture will result in gain or loss to a U.S. Holder, which will be subject to tax. As described above, our calculation of the comparable yield and the schedule of projected payments for the debentures includes the receipt of shares of our common stock upon conversion as a contingent payment with respect to the debentures. Accordingly, we intend to treat the payment of shares of our common stock to a U.S. Holder upon the conversion of a debenture as a contingent payment under the CPDI regulations. As described above, U.S. Holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion, repurchase or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any shares of our common stock received, reduced by any negative adjustment carryforward as described above, and (b) the U.S. Holder's adjusted tax basis in the debenture. A U.S. Holder's adjusted tax basis in a debenture on any date will generally be equal to the U.S. Holder's original purchase price for the debenture, increased by any interest income previously accrued by the U.S. Holder under the CPDI regulations as described above (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments, as described above, previously made on the debentures to the U.S. Holder through such date (without regard to the actual amount paid).

Gain recognized upon a sale, exchange, conversion, repurchase or redemption of a debenture will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, conversion, repurchase or redemption of a debenture will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustment previously taken into account as ordinary loss, and thereafter, as capital loss (which will be long-term if the debenture is held for more than one year). The deductibility of capital losses is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the sale, exchange, conversion, repurchase or redemption of a debenture may have to comply with certain disclosure requirements and should consult its tax advisor.

A U.S. Holder's tax basis in shares of our common stock received upon a conversion of a debenture will equal the fair market value of such common stock at the time of conversion. The U.S. Holder's holding period for the shares of our common stock received will commence on the day immediately following the date of conversion.

CONSTRUCTIVE DIVIDENDS

If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the debentures. For example, an increase in the conversion rate in the event of our distribution of our debt instruments or our assets will generally result in deemed dividend treatment to U.S. Holders of the debentures, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock will generally not.

DIVIDENDS ON COMMON STOCK

If we make cash distributions on our common stock, the distributions will generally be treated as dividends to a U.S. Holder of our common stock to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder's adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Under recently enacted tax legislation, eligible dividends received in tax years beginning on or before December 31, 2008, will be subject to tax to a non-corporate U.S. Holder at the special reduced rate generally applicable to long-term capital gains. A U.S. Holder will be eligible for this reduced rate only if the U.S. Holder has held our common stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date. Although current law only provides a 120 day period for holding such stock, a proposed technical correction to the law would extend such periods to 121 days. The Treasury Department and the IRS have announced that taxpayers may apply the extended period as if the legislation were already enacted in filing their federal income tax returns.

DISPOSITION OF COMMON STOCK

If you convert your debentures into our common stock, then upon the sale or other taxable disposition of our common stock received on conversion of a debenture, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. Holder's adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder's holding period in respect of such debenture is more than one year. The deductibility of capital losses is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the sale or exchange of our common stock may have to comply with certain disclosure requirements and should consult its tax advisor.

NON-U.S. HOLDERS

DEBENTURES

All payments on the debentures made to a Non-U.S. Holder, including a payment in our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the debentures, will be exempt from United States income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the debentures certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN that it is a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (v) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, and (vi) with respect only to gain realized on a sale, exchange or conversion of the debentures, our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code and we have not been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever is shorter. We believe that we have not been during the past five years, are not, and do not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder of a debenture were deemed to have received a constructive dividend (see "--U.S. Holders--Constructive Dividends" on page 60), however, the Non-U.S. Holder would generally be subject to United States withholding tax at a 30% rate on the amount of such dividend (which withholding may be deducted from the amount of interest otherwise payable to you), subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the constructive dividend on the debentures is effectively connected with the conduct of a United States trade or business.

COMMON STOCK

Dividends paid to a Non-U.S. Holder of common stock will generally be subject to withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

A Non-U.S. Holder will generally not be subject to United States federal income tax on gain realized on the sale or exchange of the common stock received upon a conversion of debentures unless (a) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder or (b) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we will have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the Non-U.S. Holder's holding period in the common stock, provided that, so long as our stock is regularly traded on an established securities market (within the meaning of applicable Treasury regulations), clause (c) will not apply to you if you do not beneficially own more than 5% of our common stock at any time during the five-year period ending on the date of the disposition. We believe that we have not been during the past five years, are not and do not anticipate becoming, a U.S. real property holding corporation.

INCOME EFFECTIVELY CONNECTED WITH A UNITED STATES TRADE OR BUSINESS

If a Non-U.S. Holder of debentures or our common stock is engaged in a trade or business in the United States, and if interest on the debentures, dividends on our common stock, or gain realized on the sale, exchange, conversion or other disposition of the debentures and gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on such interest, dividends or gain in the same manner as if it were a U.S. Holder. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

INFORMATION REPORTING AND BACKUP WITHHOLDING

Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition (including a redemption) of, the debentures or shares of common stock may be subject to information reporting and United States federal backup withholding tax at the current rate of 28% if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder's United States federal income tax, provided that the required information is furnished to the IRS.

                            SELLING SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our securities by the selling securityholders prior to this offering and the respective amounts of offered securities offered by the selling securityholders pursuant to this prospectus. This information has been obtained from the selling securityholders and we have not independently verified this information. With the exception of Perry D. Odak, our Chief Executive Officer, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or, insofar as we are aware, any of our predecessors or affiliates. Because the selling securityholders may offer all or some portion of the offered securities pursuant to this prospectus, no estimate can be given as to the amount of the debentures or common stock that will be held by the selling securityholders upon termination of this offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures or common stock since the date on which they provided the information to us for inclusion in the following table.

-----------------------------------------------------------------------------------------------------
                                                                          NUMBER OF
                               PRINCIPAL AMOUNT                           SHARES OF         NUMBER OF
                                  OF DEBENTURES   PRINCIPAL AMOUNT     COMMON STOCK         SHARES OF
                                   BENEFICIALLY      OF DEBENTURES     BENEFICIALLY      COMMON STOCK
                                 OWNED PRIOR TO    OFFERED BY THIS   OWNED PRIOR TO   OFFERED BY THIS
NAME OF SELLING STOCKHOLDERS      THIS OFFERING         PROSPECTUS    THIS OFFERING        PROSPECTUS
-----------------------------------------------------------------------------------------------------
ACE Tempest Reinsurance
  Ltd.(1)....................         55,000             55,000                   +                +
Alexandra Global Master Fund
   Ltd.(2)...................      3,000,000          3,000,000                   +                +
Barclay's Global Distribution
   Bonds(3)..................        650,000            650,000                   +                +
CNH CA Master Account,
   L.P.(4)...................      1,000,000          1,000,000                   +                +
DBAG London(5*)..............      8,340,000          8,340,000                   +                +
Delta Air Lines Master
   Trust(6)..................         75,000             75,000                   +                +
Deutsche Bank Securities,
   Inc.(*)...................     10,290,000         10,290,000                   +                +
Fore Convertible Master Fund,
   Ltd.(7)...................        613,000            613,000                   +                +
Fore ERISA Fund, Ltd.(8).....         58,000             58,000                   +                +
General Motors Employees
   Global Group Pension
   Trust(9)..................        470,000            470,000                   +                +
General Motors Foundation,
   Inc.(10)..................         30,000             30,000                   +                +
Guggenheim Portfolio Company
   VIII (Cayman) Ltd.(11*)...        102,000            102,000                   +                +
HCA Multi-Strategy
   Trust(12).................        145,000            145,000                   +                +

-----------------------------------------------------------------------------------------------------
                                                                          NUMBER OF
                               PRINCIPAL AMOUNT                           SHARES OF         NUMBER OF
                                  OF DEBENTURES   PRINCIPAL AMOUNT     COMMON STOCK         SHARES OF
                                   BENEFICIALLY      OF DEBENTURES     BENEFICIALLY      COMMON STOCK
                                 OWNED PRIOR TO    OFFERED BY THIS   OWNED PRIOR TO   OFFERED BY THIS
NAME OF SELLING STOCKHOLDERS      THIS OFFERING         PROSPECTUS    THIS OFFERING        PROSPECTUS
-----------------------------------------------------------------------------------------------------
KBC Convertible Arbitrage
   Fund(*)...................      4,000,000          4,000,000                   +                +
KBC Convertible Mac 28
   Fund(*)...................      1,240,000          1,240,000                   +                +
KBC Financial Products USA
   Inc.(13*).................      1,000,000          1,000,000                   +                +
Man Convertible Bond Master
   Fund, Ltd.(14)............      3,750,000          3,750,000                   +                +
Man Mac 1 Ltd.(15)...........        227,000            227,000                   +                +
Melody 1AM Ltd.(*)...........      1,030,000          1,030,000                   +                +
Microsoft Corporation(16)....        195,000            195,000                   +                +
MSD TCB, LP(17)..............     23,000,000         23,000,000                   +                +
OCM Global Convertible
   Securities Fund(18).......         65,000             65,000                   +                +
OCM High Income Convertible
   Fund II Limited
   Partnership(19)...........        180,000            180,000                   +                +
OCM High Income Convertible
   Limited Partnership(20)...        115,000            115,000                   +                +
Odak, Perry D.(21)...........              -                  -          1,461,983        1,332,649
Renaissance Re Holdings
   Ltd.(22)..................        235,000            235,000                   +                +
Richard King Mellon
   Foundation(23)............         60,000             60,000                   +                +
San Diego County Employee's
   Retirement
   Association(24)...........         35,000             35,000                   +                +
The Long-Term Investment
   Trust(25).................        145,000            145,000                   +                +
The St. Paul Travelers
   Companies, Inc.--
   Commercial Lines(26)......        130,000            130,000                   +                +
Tripar Partnership(27).......         55,000             55,000                   +                +
Value Line Aggressive Income
   Trust.....................        500,000            500,000                   +                +
Value Line Convertible Fund,
   Inc. .....................        250,000            250,000                   +                +

-----------------------------------------------------------------------------------------------------
                                                                          NUMBER OF
                               PRINCIPAL AMOUNT                           SHARES OF         NUMBER OF
                                  OF DEBENTURES   PRINCIPAL AMOUNT     COMMON STOCK         SHARES OF
                                   BENEFICIALLY      OF DEBENTURES     BENEFICIALLY      COMMON STOCK
                                 OWNED PRIOR TO    OFFERED BY THIS   OWNED PRIOR TO   OFFERED BY THIS
NAME OF SELLING STOCKHOLDERS      THIS OFFERING         PROSPECTUS    THIS OFFERING        PROSPECTUS
-----------------------------------------------------------------------------------------------------
Value Line Income and Growth
   Fund, Inc. ...............      1,000,000          1,000,000                   +                +
Virginia Retirement
   System(28)................        690,000            690,000                   +                +
JP Morgan Securities
   Inc(29*)..................      1,740,000          1,740,000                   +                +
All other holders of
   debentures or shares of
   common stock issued on
   conversion of debentures
   and future transferees,
   pledges, donees and
   successors thereof(30)....     50,530,000         50,530,000                   +                +
   Total(31).................    $115,000,000       $115,000,000         1,461,983++      1,332,649+
-----------------------------------------------------------------------------------------------------

+ Indeterminate number of shares issuable upon conversion for amounts in excess of the principal amount.

++ Plus such indeterminate number of shares issuable upon conversion for amounts in excess of the principal amount.

* This selling stockholder has advised the Company that it is a broker-dealer as defined in Section 3 of the Exchange Act (a "broker-dealer ").

(1) ACE Tempest Reinsurance Ltd. has advised the Company that Andrew W. Watts, as a managing director of Oaktree Capital Management, exercises voting and investment power over the offered securities owned by ACE Tempest Reinsurance Ltd.

(2) Alexandra Global Master Fund Ltd. has advised the Company that Mikhail A. Filimonov and Dimitri Sogoloff through Alexandra Investment Management, LLC exercise voting and investment power over the offered securities owned by Alexandra Global Master Fund Ltd.

(3) Barclay's Global Distribution Bonds has advised the Company that David Clott exercises voting and investment power over the offered securities owned by Barclay's Global Distribution Bonds.

(4) CNH CA Master Account, L.P. has advised the Company that Robert Krail, Todd Pulvino and Mark Mitchell through CNH Partners LLC exercise voting and investment power over the offered securities owned by CNH CA Master Account, L.P.

(5) DBAG London has advised the Company that Patrick Corrigan exercises voting and investment power over the offered securities owned by DBAG London.

(6) Delta Air Lines Master Trust has advised the Company that Andrew W. Watts, as a managing director of Oaktree Capital Management, exercises voting and investment power over the offered securities owned by Delta Air Lines Master Trust.

(7) Fore Convertible Master Fund, Ltd. has advised the Company that David Egglishaw through Fore Convertible Star Trust exercises voting and investment power over the offered securities owned by Fore Convertible Master Fund, Ltd.

(8) Fore Plan Asset Fund, Ltd. has advised the Company that David Egglishaw through Fore Convertible Star Trust exercises voting and investment power over the offered securities owned by Fore Plan Asset Fund, Ltd.

(9) General Motors Employees Global Group Pension Trust has advised the Company that Andrew W. Watts, as a managing director of Oaktree Capital Management, exercises voting and investment power over the offered securities owned by General Motors Employees Global Group Pension Trust.

(10) General Motors Foundation, Inc. has advised the Company that Andrew W. Watts, as a managing director of Oaktree Capital Management, exercises voting and investment power over the offered securities owned by General Motors Foundation, Inc.

(11) Guggenheim Portfolio Company VIII (Cayman) Ltd. has advised the Company that Hareesh Paranjape, as Chief Portfolio Manager of Fore Research & Management, LP, the investment adviser to Guggenheim Portfolio Company VIII (Cayman) Ltd. exercises voting and investment power over the offered securities owned by Guggenheim Portfolio Company VIII (Cayman) Ltd.

(12) HCA Multi-Strategy Trust has advised the Company that Andrew W. Watts, as a managing director of Oaktree Capital Management, exercises voting and investment power over the offered securities owned by HCA Multi-Strategy Trust.

(13) KBC Financial Products USA Inc. has advised the Company that it is an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company N.V., a publicly traded entity.

(14) Man Convertible Bond Master Fund, Ltd. has advised the Company that John Null and J.T. Hansen through Marin Capital Partners, LP exercise voting and investment power over the offered securities owned by Man Convertible Bond Master Fund, Ltd.

(15) Man Mac 1 Ltd. has advised the Company that (i) Man-Diversified Fund II Ltd. is the controlling entity of Man Mac 1 Ltd. (ii) Albany Management Company Limited ('AMCL') holds 75% of the manager shares of Man-Diversified Fund II Ltd., (iii) Argonaut Limited (Bermuda) is the registered shareholder of AMCL, and (iv) Michael Collins controls Argonaut Limited (Bermuda).

(16) Microsoft Corporation has advised the Company that Andrew W. Watts, as a managing director of Oaktree Capital Management, exercises voting and investment power over the offered securities owned by Microsoft Corporation.

(17) MSD TCB, LP has advised the Company that John Phelan and Glenn Fuhrman exercise voting and investment power over the offered securities owned by MSD TCB, LP.

(18) OCM Global Convertible Securities Fund has advised the Company that Andrew
W. Watts, as a managing director of Oaktree Capital Management, exercises voting and investment power over the offered securities owned by OCM Global Convertible Securities Fund.

(19) OCM High Income Convertible Fund II Limited Partnership has advised the Company that Andrew W. Watts, as a managing director of Oaktree Capital Management, exercises voting and investment power over the offered securities owned by OCM High Income Convertible Fund II Limited Partnership.

(20) OCM High Income Convertible Limited Partnership has advised the Company that Andrew W. Watts, as a managing director of Oaktree Capital Management, exercises voting and investment power over the offered securities owned by OCM High Income Convertible Limited Partnership.

(21) The shares beneficially owned by Mr. Odak include 129,334 shares underlying options exercisable as of July 16, 2005. The 1,332,649 shares of common stock offered by this prospectus relate to a restricted stock purchase agreement entered into with Mr. Odak in March 2001 and are included in this prospectus at Mr. Odak's request. Mr. Odak has informed the Board of Directors of the Company that his request to register his shares is a matter of convenience, and not evidence of present intent to sell such shares.

(22) Renaissance Re Holdings Ltd. has advised the Company that Andrew W. Watts, as a managing director of Oaktree Capital Management, exercises voting and investment power over the offered securities owned by Renaissance Re Holdings Ltd.

(23) Richard King Mellon Foundation has advised the Company that Andrew W. Watts, as a managing director of Oaktree Capital Management, exercises voting and investment power over the offered securities owned by Richard King Mellon Foundation.

(24) San Diego County Employee's Retirement Association has advised the Company that Andrew W. Watts, as a managing director of Oaktree Capital Management, exercises voting and investment power over the offered securities owned by San Diego County Employee's Retirement Association.

(25) The Long-Term Investment Trust has advised the Company that Andrew W. Watts, as a managing director of Oaktree Capital Management, exercises voting and investment power over the offered securities owned by The Long-Term Investment Trust.

(26) The St. Paul Travelers Companies has advised the Company that Andrew W. Watts, as a managing director of Oaktree Capital Management, exercises voting and investment power over the offered securities owned by the St. Paul Travelers Companies.

(27) Tripar Partnership has advised the Company that Andrew W. Watts, as a managing director of Oaktree Capital Management, exercises voting and investment power over the offered securities owned by Tripar Partnership.

(28) Virginia Retirement System has advised the Company that Andrew W. Watts, as a managing director of Oaktree Capital Management, exercises voting and investment power over the offered securities owned by Virginia Retirement System.

(29) JP Morgan Securities Inc has advised the Company that Hang-Bae Lee exercises voting and investment power over the offered securities owned by JP Morgan Securities Inc.

(30) Information concerning other selling securityholders will be set forth in amendments or supplements to this prospectus, if required.

(31) Assumes that any other holders of debentures or shares of common stock issuable on conversion of debentures and their respective transferees, pledges, donees and successors do not beneficially own any common stock other than the common stock issued or issuable upon conversion of the debentures.

To the extent that any of the selling securityholders listed above have been identified as broker-dealers, they are deemed to be "underwriters" within the meaning of the Securities Act.

With respect to selling securityholders that have been identified as affiliates of broker-dealers, the Company has been advised by such selling securityholders that they purchased the offered securities in the ordinary course of business, and, at the time of the purchase of the offered securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute them.

The debentures offered hereby were originally issued by us in a private offering in June 2004. Pursuant to a purchase agreement that we and the initial purchasers entered into in connection with that offering, the initial purchasers agreed to offer and sell the debentures only to persons they reasonably believed to be "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act. The selling securityholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any or all of the offered securities.

                              PLAN OF DISTRIBUTION

The selling securityholders (including their transferees, pledgees, donees and successors) may sell the offered securities from time to time directly to purchasers or through broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. If the offered securities are sold through broker-dealers or agents, the selling securityholders will be responsible for any discounts, concessions or commissions payable to those broker-dealers or agents.

The offered securities may be sold in one or more transactions at:

        -- fixed prices;

        -- prevailing market prices at the time of sale;

        -- varying prices determined at the time of sale; or

        -- negotiated prices.

These sales may be effected in transactions, which may involve block transactions:

        -- on any national securities exchange or quotation service on which the offered securities may be listed or quoted at the time of sale;

        -- in the over-the-counter market; or.

        -- otherwise than on such exchanges or services or in the over-the-counter market

The selling securityholders also may loan or pledge the offered securities to broker-dealers that in turn may sell those securities. The selling securityholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledgees or other successors in interest will be deemed selling securityholders for purposes of this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the offered securities offered by them will be the purchase price of such debentures or common stock less discounts and commissions, if any, payable by them. Each of the selling securityholders reserves the right to accept and, together with their broker-dealers or agents from time to time, to reject, in whole or in part, any proposed purchase of the offered securities to be made directly or through broker-dealers or agents. We will not receive any of the proceeds from the offering of the offered securities.

There is no public market for the debentures and we do not intend to apply for listing of the debentures on any securities exchange or for quotation of the debentures through any automated quotation system. The debentures are currently designated for trading on the PORTAL market. However, once debentures are sold by means of this prospectus, those debentures will no longer trade on the PORTAL market. Our common stock is listed on The NASDAQ National Market under the symbol "OATS."

In order to comply with the securities laws of some states, if applicable, the offered securities may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the offered securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders may not sell any, or may sell less than all, of the offered securities offered by them pursuant to this prospectus. In addition, any selling securityholder may, to the extent permitted by applicable law, sell, transfer, devise or gift the offered securities by means not described in this prospectus. In that regard, any offered securities that qualify for sale pursuant to Rule 144A or Rule 144 under the Securities Act may be sold under that rule, if applicable, rather than pursuant to this prospectus.

The selling securityholders and any broker-dealers or agents that participate in the distribution of the offered securities may be "underwriters" within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of the offered securities received by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders could be subject to certain statutory liabilities under the federal securities laws, including under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any other persons participating in the distribution of the offered securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of or prohibit the purchase and sale of debentures and shares of common stock by the selling securityholders and any such other person. In addition, under Regulation M, any selling securityholder or other person engaged in the "distribution," within the meaning of Regulation M, of the offered securities may not engage in market-making activities with respect to the debentures or the common stock for certain periods prior to the commencement of that distribution, unless, in the case of persons other than selling securityholders, an applicable exemption is available under Regulation M. The foregoing may affect the marketability of the offered securities and the ability of any person or entity to engage in market-making activities with respect to those securities.

In that regard, the selling securityholders acknowledge that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with the offering made by this prospectus. Each selling securityholder agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

To the extent required, the specific debentures or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent or broker-dealer, and any applicable commissions or discounts with respect to a particular sale or other disposition of offered securities pursuant to this prospectus will be set forth in a supplement to this prospectus or, if appropriate, a post-effective amendment to the shelf registration statement of which this prospectus is a part.

Pursuant to the registration rights agreements described above under "Registration rights" and "Selling securityholders," we and the selling securityholders have agreed, subject to exceptions, to indemnify each other against specified liabilities, including liabilities under the Securities Act, and may be entitled to contribution from each other in respect of those liabilities.

We will pay substantially all of the expenses incident to the offering and sale of the offered securities pursuant to this prospectus, other than commissions, fees and discounts payable to brokers-dealers or agents, fees and disbursements of any counsel or other advisors or experts retained by the selling securityholders and any documentary, stamp or similar issue or transfer tax.

Under the registration rights agreement, we may be required from time to time to require holders of offered securities to discontinue the sale or other disposition of those debentures and shares of common stock under specified circumstances. See "Registration rights" beginning on page 48.

                                 LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

The consolidated financial statements of Wild Oats Markets, Inc. at January 1, 2005 and for the fiscal year then ended appearing in Wild Oats Markets, Inc.'s Annual Report (Form 10-K) for the fiscal year ended January 1, 2005, and Wild Oats Markets, Inc.'s management's assessment of the effectiveness of internal control over financial reporting as of January 1, 2005 included in its Form 10-K/A, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon (which conclude, among other things, that Wild Oats Markets, Inc. did not maintain effective internal control over financial reporting as of January 1, 2005, based on Internal Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weaknesses described therein), incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment have been incorporated herein by reference in reliance upon such reports given on authority of such firm as experts in accounting and auditing.

The financial statements of Wild Oats Markets, Inc. as of December 27, 2003 and for each of the two years in the period ended December 27, 2003 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended January 1, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the Commission's public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public from the Commission's Web site at www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act including any filings after the date of this prospectus, until all of the offered securities to which this prospectus relates have been sold or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

        -- our annual report on Form 10-K for the fiscal year ended January 1, 2005;

        -- our amendments on Form 10-K/A to our annual report on Form 10-K for the fiscal year ended January 1, 2005 filed on April 1, 2005, April 4, 2005 and May 2, 2005;

        -- our quarterly report on Form 10-Q for the fiscal quarter ended April
           2, 2005;

        -- our current reports on Form 8-K filed February 11, 2005, February 18,
           2005, February 22, 2005, April 29, 2005, May 6, 2005 and July 6,
           2005;

        -- our definitive proxy statement filed with the Commission for our annual meeting of stockholders held on May 17, 2005;

        -- the description of the rights as set forth on Form 8-A filed May 21, 1998; and

        -- the description of our common stock as set forth on Form 8-A filed
           October 17, 1996.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Wild Oats Markets, Inc., Attention: Chief Financial Officer, 3375 Mitchell Lane, Boulder, Colorado 80301, Telephone: (303) 440-5220.

                                  $115,000,000

                  3.25% CONVERTIBLE SENIOR DEBENTURES DUE 2034
                                      AND
                  THE COMMON STOCK ISSUABLE UPON CONVERSION OF
                                 THE DEBENTURES
                                      AND
                  1,332,649 ADDITIONAL SHARES OF COMMON STOCK

                         (WILD OATS MARKETS, INC. LOGO)

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                           , 2005

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses, other than discounts, commissions and concessions payable to broker-dealers and agents, in connection with the offering and distribution of the securities being offered hereunder. All amounts other than the filing fee for the registration statement are estimates. All of these fees and expenses will be borne by the registrant.

--------------------------------------------------------------------------
Securities and Exchange Commission filing fee...............   $ 16,188.44
Printing fees and expenses*.................................     40,000.00
Trustees' fees and expenses*................................      7,500.00
Legal fees*.................................................    175,000.00
Accounting and auditor fees*................................     50,000.00
Miscellaneous*..............................................     11,311.56
                                                               -----------
   Total*...................................................   $300,000.00
--------------------------------------------------------------------------

* Such amounts have been estimated for purposes of this filing. Exact amounts will be filed by amendment.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the Delaware General Corporation (the "DGCL") Law permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The amended and restated certificate of incorporation (the "Charter") of the registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

Section 145 of the DGCL permits Delaware corporations to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Charter and the Bylaws of the registrant provide for indemnification to the fullest extent permitted by applicable law. The Charter limits the liability of the registrant's directors for monetary damages for breaches of the directors' fiduciary duty of care. In addition, the Charter requires the registrant to indemnify its directors, officers, employees and agents serving at the registrant's request against expenses, judgment (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in or not opposed to the registrant's interests. The Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents of the registrant. In addition, the registrant has entered into agreements with certain of its current and former directors and executive officers that require the registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was our director or officer, provided that such person's conduct was not knowingly fraudulent or deliberately dishonest and did not constitute willful misconduct. Furthermore, pursuant to the employment agreement between the registrant and its Chief Executive Officer, Perry D. Odak, the registrant has agreed to indemnify Mr. Odak to the fullest extent permitted under the DGCL, including an undertaking to advance litigation expenses. The registrant also maintains an officers and directors liability insurance policy.

The foregoing may reduce the likelihood of a derivative litigation against the registrant's directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duty of care, even though such actions, if successful, might otherwise benefit the registrant and its stockholders.

ITEM 16.   EXHIBITS

--------------------------------------------------------------------------
EXHIBIT NO.   DESCRIPTION OF EXHIBIT
--------------------------------------------------------------------------
    4.1*      Indenture, dated as of June 1, 2004, between Wild Oats
              Markets, Inc. and U.S. Bank National Association, as
              trustee.
    4.2*      Form of 3.25% Senior Convertible Debenture due 2034 of Wild
              Oats Markets, Inc. (included in Exhibit 4.1).
    4.3*      Registration Rights Agreement, dated as of June 1, 2004,
              between Wild Oats Markets, Inc. and J.P. Morgan Securities
              Inc., as representative of the initial purchasers of the
              debentures.
    4.4*      Specimen of common stock, $0.001 par value, of Wild Oats
              Markets, Inc. (incorporated by reference from the
              Registration Statement on Form S-1 (File No. 333-11261) of
              Wild Oats Markets, Inc. filed on August 30, 1996).
    5.1+      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
    8.1+      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as to
              certain tax matters.
   12.1*      Computation of Ratio of Earnings to Fixed Charges.
   23.1       Consent of Ernst & Young LLP.
   23.2       Consent of PricewaterhouseCoopers LLP.
   23.3+      Consent of Skadden, Arps, Slate, Meagher & Flom LLP.
   24.1*      Powers of Attorney (included in the signature page to this registration statement).
   25.1*      Statement of Eligibility on Form T-1 of U.S. Bank National
              Association, as trustee.
--------------------------------------------------------------------------

    * Previously filed.

    + To be filed by amendment.

ITEM 17.  UNDERTAKINGS

The undersigned hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (6) The undersigned Registrant hereby undertakes:

       (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

       (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under
    Section 305(b)(2) of the Act.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on July 14, 2005.

                                          WILD OATS MARKETS, INC.

                                          By:  /s/ PERRY D. ODAK
                                          --------------------------------------
                                          Name: Perry D. Odak
                                          Title:   Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

--------------------------------------------------------------------------------------------
SIGNATURE                                TITLE                                 DATE
--------------------------------------------------------------------------------------------

          /s/ PERRY D. ODAK              Chief Executive Officer and           July 14, 2005
--------------------------------------   Director (Principal Executive
           (Perry D. Odak)               Officer)

          /s/ ROBERT DIMOND              Senior Vice President and Chief       July 14, 2005
--------------------------------------   Financial Officer (Principal
           (Robert Dimond)               Financial and Accounting Officer)

                  *                      Director                              July 14, 2005
--------------------------------------
          (Robert G. Miller)

                  *                      Director                              July 14, 2005
--------------------------------------
            (Stacey Bell)

                  *                      Director                              July 14, 2005
--------------------------------------
        (David M. Chamberlain)

                  *                      Director                              July 14, 2005
--------------------------------------
          (Brian K. Devine)

                  *                      Director                              July 14, 2005
--------------------------------------
          (David Gallitano)

--------------------------------------------------------------------------------------------
SIGNATURE                                TITLE                                 DATE
--------------------------------------------------------------------------------------------

                  *                      Director                              July 14, 2005
--------------------------------------
          (Mark A. Retzloff)

                  *                      Director                              July 14, 2005
--------------------------------------
          (John A. Shields)


 *By:         /s/ FREYA R. BRIER
        ------------------------------
                Freya R. Brier
              (Attorney-in-Fact)